                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                                 --------------

                                  SCHEDULE 13D
                                 (RULE 13D-101)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
            TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
                                  RULE 13d-2(a)

                              (Amendment No. 6)(1)

                           Tri-Continental Corporation
                           ---------------------------
                                (Name of Issuer)

                     Common Stock, Par Value $0.50 Per Share
                        $2.50 Cummulative Prefered Stock
                     ---------------------------------------
                         (Title of Class of Securities)

                                    895436103
                                    ---------
                                 (CUSIP Number)

                              STEVEN WOLOSKY, ESQ.
                 OLSHAN GRUNDMAN FROME ROSENZWEIG & WOLOSKY LLP
                                Park Avenue Tower
                               65 East 55th Street
                            New York, New York 10022
                                 (212) 451-2300
                                 --------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                October 16, 2006
                                ----------------
             (Date of Event Which Requires Filing of This Statement)

         If the filing person has  previously  filed a statement on Schedule 13G to report the  acquisition  that is the  subject of this  Schedule  13D,  and is filing this schedule because of Rule 13d-1(e),  13d-1(f) or 13d-1(g),  check the following box / /.

         NOTE.  Schedules  filed in paper format shall include a signed original and five copies of the  schedule,  including  all  exhibits.  SEE Rule 13d-7 for other parties to whom copies are to be sent.

                         (Continued on following pages)

                              (Page 1 of 72 Pages)

----------------
(1)      The  remainder  of this cover page shall be filled out for a  reporting person's  initial  filing on this  form with  respect  to the  subject  class of securities,  and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information  required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange
Act of 1934 or otherwise  subject to the  liabilities of that section of the Act but  shall be  subject  to all other  provisions  of the Act  (however,  SEE the
NOTES).

----------------------                                    ----------------------
CUSIP No. 895436103                   13D                    Page 2 of 72 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    WESTERN INVESTMENT LLC
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                    OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  7,200 shares of Preferred Stock
  OWNED BY                    6,695,615 shares of Common Stock
    EACH       -----------------------------------------------------------------
 REPORTING         8     SHARED VOTING POWER
PERSON WITH
                              - 0 -
               -----------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

                              7,200 shares of Preferred Stock
                              6,695,615 shares of Common Stock
              ------------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                              - 0 -
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    7,200 shares of Preferred Stock
                    6,695,615 shares of Common Stock
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    Less than one percent of the Preferred Stock outstanding
                    6.3% of the Common Stock outstanding
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    OO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 895436103                   13D                    Page 3 of 72 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    ARTHUR D. LIPSON
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                    OO, PF
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    USA
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  7,200 shares of Preferred Stock
  OWNED BY                    6,696,516 shares of Common Stock
    EACH       -----------------------------------------------------------------
 REPORTING         8     SHARED VOTING POWER
PERSON WITH
                              - 0 -
               -----------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

                              7,200 shares of Preferred Stock
                              6,696,516 shares of Common Stock
              ------------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                              - 0 -
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    7,200 shares of Preferred Stock
                    6,696,516 shares of Common Stock
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    Less than one percent of the Preferred Stock outstanding
                    6.3% of the Common Stock outstanding
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 895436103                   13D                    Page 4 of 72 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    WESTERN INVESTMENT HEDGED PARTNERS L.P.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                    WC
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  3,039,915 shares of Common Stock
  OWNED BY     -----------------------------------------------------------------
    EACH           8     SHARED VOTING POWER
 REPORTING
PERSON WITH                   - 0 -
               -----------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

                              3,039,915 shares of Common Stock
              ------------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                              - 0 -
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    3,039,915 shares of Common Stock
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    2.9% of the Common Stock outstanding
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 895436103                   13D                    Page 5 of 72 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    WESTERN INVESTMENT TOTAL RETURN MASTER FUND LTD.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                    WC
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    CAYMAN ISLANDS
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  744,000 shares of Common Stock
  OWNED BY     -----------------------------------------------------------------
    EACH           8     SHARED VOTING POWER
 REPORTING
PERSON WITH                   - 0 -
               -----------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

                              744,000 shares of Common Stock
              ------------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                              - 0 -
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    744,000 shares of Common Stock
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    0.7% of the Common Stock outstanding
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    CO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 895436103                   13D                    Page 6 of 72 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    WESTERN INVESTMENT ACTIVISM PARTNERS LLC
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                    WC
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  7,200 shares of Preferred Stock
  OWNED BY                    2,911,700 shares of Common Stock
    EACH       -----------------------------------------------------------------
 REPORTING         8     SHARED VOTING POWER
PERSON WITH
                              - 0 -
               -----------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

                              7,200 shares of Preferred Stock
                              2,911,700 shares of Common Stock
              ------------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                              - 0 -
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    7,200 shares of Preferred Stock
                    2,911,700 shares of Common Stock
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    Less than one percent of the Preferred Stock outstanding
                    2.8% of the Common Stock outstanding
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    OO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 895436103                   13D                    Page 7 of 72 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    BENCHMARK PLUS INSTITUTIONAL PARTNERS, L.L.C.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                    WC
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  1,810,050 shares of Common Stock
  OWNED BY     -----------------------------------------------------------------
    EACH           8     SHARED VOTING POWER
 REPORTING
PERSON WITH                   - 0 -
               -----------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

                              1,810,050 shares of Common Stock
              ------------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                              - 0 -
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    1,810,050 shares of Common Stock
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    1.7% of the Common Stock outstanding
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    OO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 895436103                   13D                    Page 8 of 72 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    BENCHMARK PLUS PARTNERS, L.L.C.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                    WC
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  1,525,175 shares of Common Stock
  OWNED BY     -----------------------------------------------------------------
    EACH           8     SHARED VOTING POWER
 REPORTING
PERSON WITH                   - 0 -
               -----------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

                              1,525,175 shares of Common Stock
              ------------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                              - 0 -
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    1,525,175 shares of Common Stock
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    1.4% of the Common Stock outstanding
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    OO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 895436103                   13D                    Page 9 of 72 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    BENCHMARK PLUS MANAGEMENT, L.L.C.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                    OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  1,810,050 shares of Common Stock
  OWNED BY     -----------------------------------------------------------------
    EACH           8     SHARED VOTING POWER
 REPORTING
PERSON WITH                   - 0 -
               -----------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

                              1,810,050 shares of Common Stock
              ------------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                              - 0 -
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    1,810,050 shares of Common Stock
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    1.7% of the Common Stock outstanding
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    OO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 895436103                   13D                    Page 10 of 72 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    PARADIGM PARTNERS, N.W., INC.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                    OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    WASHINGTON
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  1,525,175 shares of Common Stock
  OWNED BY     -----------------------------------------------------------------
    EACH           8     SHARED VOTING POWER
 REPORTING
PERSON WITH                   - 0 -
               -----------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

                              1,525,175 shares of Common Stock
              ------------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                              - 0 -
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    1,525,175 shares of Common Stock
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    1.4% of the Common Stock outstanding
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    CO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 895436103                   13D                    Page 11 of 72 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    SCOTT FRANZBLAU
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                    OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    WASHINGTON
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  1,810,050 shares of Common Stock
  OWNED BY     -----------------------------------------------------------------
    EACH           8     SHARED VOTING POWER
 REPORTING
PERSON WITH                   - 0 -
               -----------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

                              1,810,050 shares of Common Stock
              ------------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                              - 0 -
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    1,810,050 shares of Common Stock
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    1.7% of the Common Stock outstanding
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 895436103                   13D                    Page 12 of 72 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    ROBERT FERGUSON
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                    OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    USA
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  3,335,225 shares of Common Stock
  OWNED BY     -----------------------------------------------------------------
    EACH           8     SHARED VOTING POWER
 REPORTING
PERSON WITH                   - 0 -
               -----------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

                              3,335,225 shares of Common Stock
              ------------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                              - 0 -
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    3,335,225 shares of Common Stock
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    3.2% of the Common Stock outstanding
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 895436103                   13D                    Page 13 of 72 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    MICHAEL DUNMIRE
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                    OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    USA
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  1,525,175 shares of Common Stock
  OWNED BY     -----------------------------------------------------------------
    EACH           8     SHARED VOTING POWER
 REPORTING
PERSON WITH                   - 0 -
               -----------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

                              1,525,175 shares of Common Stock
              ------------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                              - 0 -
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    1,525,175 shares of Common Stock
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    1.4% of the Common Stock outstanding
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 895436103                   13D                    Page 14 of 72 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    PAUL DEROSA
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                    OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    USA
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  100 shares of Common Stock
  OWNED BY     -----------------------------------------------------------------
    EACH           8     SHARED VOTING POWER
 REPORTING
PERSON WITH                   - 0 -
               -----------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

                              100 shares of Common Stock
              ------------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                              - 0 -
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    100 shares of Common Stock
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    Less than one percent of the Common Stock outstanding
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 895436103                   13D                    Page 15 of 72 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    DAVID B. FORD
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                    OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    USA
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  100 shares of Common Stock
  OWNED BY     -----------------------------------------------------------------
    EACH           8     SHARED VOTING POWER
 REPORTING
PERSON WITH                   - 0 -
               -----------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

                              100 shares of Common Stock
              ------------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                              - 0 -
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    100 shares of Common Stock
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    Less than one percent
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 895436103                   13D                    Page 16 of 72 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    ELYSE NAKAJIMA
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                    OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    USA
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  100 shares of Common Stock
  OWNED BY     -----------------------------------------------------------------
    EACH           8     SHARED VOTING POWER
 REPORTING
PERSON WITH                   - 0 -
               -----------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

                              100 shares of Common Stock
              ------------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                              - 0 -
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    100 shares of Common Stock
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    Less than one percent of the Common Stock outstanding
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 895436103                   13D                    Page 17 of 72 Pages
----------------------                                    ----------------------

                  The following  constitutes Amendment No. 6 ("Amendment No. 6")
to the Schedule 13D filed by the  undersigned.  This  Amendment No. 6 amends the
Schedule 13D as specifically set forth.

Item 2.           IDENTITY AND BACKGROUND.

                  Item 2 is hereby amended as follows:

                  Mr.  David Ford  ceased to be a Reporting  Person  immediately following  the Issuer's  special  meeting of  stockholders,  originally  held on
September 28, 2006 and subsequently  adjourned.  Accordingly,  all references to
Mr.  Ford in Item 2 are hereby  deleted  and Item 2 shall be read and  construed with all references to Mr. Ford deleted.

Item 3.           SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

                  Item 3 is hereby amended and restated as follows:

                  The aggregate purchase price of the 6,695,615 shares of common stock, $.50 par value per share (the "Common Stock") beneficially owned by WILLC
is  approximately  $128,114,363,   including  brokerage  commissions,   and  the
aggregate purchase price of the 7,200 shares of $2.50 cumulative preferred stock
(the "Preferred Stock")  beneficially owned by WILLC is approximately  $310,266, including brokerage commissions.  The shares of Common Stock and Preferred Stock beneficially  owned by WILLC were acquired  with the working  capital of each of
WIHP,  WIAP and WITR.  The aggregate  purchase price of the 901 shares of Common
Stock owned directly by Mr. Lipson is approximately $18,785, including brokerage commissions.  The shares of Common  Stock  owned  directly  by Mr.  Lipson  were acquired with personal  funds.  The  aggregate  purchase  price of the 1,810,050 shares of Common Stock beneficially  owned by BPM is approximately  $33,422,538, including brokerage  commissions.  The shares of Common Stock beneficially owned by BPM were acquired with the working  capital of BPIP.  The aggregate  purchase price of the  1,525,175  shares of Common  Stock  beneficially  owned by PPNW is approximately $27,359,797, including brokerage commissions. The shares of Common
Stock  beneficially owned by PPNW were acquired with the working capital of BPP.
Ms.  Nakajima  received a gift of 100 shares of Common Stock from Mr.  Lipson on
February 24, 2006. Mr. DeRosa received a gift of 100 shares of Common Stock from
WIHP on July 5, 2006.

Item 4.           PURPOSE OF TRANSACTION.

                  Item 4 is hereby amended and restated as follows:

                  On October 17, 2006,  WIHP and Mr.  Lipson  submitted a letter
(the "Nomination Letter") to the Issuer's stockholder service agent nominating a slate of three  nominees  comprised of Arthur D. Lipson,  Paul DeRosa and Robert
Ferguson  (collectively,  the "Nominees") for election to the Board of Directors of the Issuer at the next annual  meeting of the Issuer's  stockholders,  or any other  meeting  of  stockholders  held in lieu  thereof,  and any  adjournments, postponements,  reschedulings or continuations  thereof (the "Annual  Meeting").
The Reporting  Persons  intend to make a filing with the Securities and Exchange

----------------------                                    ----------------------
CUSIP No. 895436103                   13D                    Page 18 of 72 Pages
----------------------                                    ----------------------

Commission of a proxy statement to be used, among other things, to solicit votes in support of the election of the Nominees at the Annual Meeting.  The Reporting
Persons  reserve the right to take any action they deem  appropriate  related to this issue.

                  No  Reporting  Person has any present  plan or proposal  which would relate to or result in any of the matters set forth in subparagraphs (a) -
(j) of Item 4 of Schedule  13D except as set forth herein or such as would occur upon completion of any of the actions discussed above.

Item 5.           INTEREST IN SECURITIES OF THE ISSUER.

                  Item 5 is hereby amended and restated as follows:

                  (a)  The  aggregate  percentage  of  shares  of  Common  Stock reported owned by each person named herein is based upon  105,533,774  shares of
Common Stock outstanding and 752,740 shares of Preferred Stock outstanding as of
July 25, 2006, as reported in the Issuer's DEFC 14A,  filed with the  Securities and Exchange Commission on July 27, 2006.

                  As of the close of business on October 18, 2006,  WIHP,  WIAP,
WITR, BPIP and BPP beneficially owned 3,039,915,  2,911,700,  744,000, 1,810,050 and 1,525,175 shares of Common Stock,  respectively,  constituting approximately
2.9%,  2.8%,  0.7%, 1.7% and 1.4%,  respectively,  of the shares of Common Stock
outstanding.   WILLC  beneficially  owned  6,695,615  shares  of  Common  Stock, constituting  approximately 6.3% of the shares of Common Stock outstanding.  Mr.
Lipson  beneficially  owned  6,696,516  shares  of  Common  Stock,  constituting approximately  6.3% of the  shares of Common  Stock  outstanding.  Each of WIAP,
WILLC  and Mr.  Lipson  beneficially  owned  7,200  shares of  Preferred  Stock, constituting less than one percent of the shares of Preferred Stock outstanding.
Mr. Franzblau beneficially owned 1,810,050 shares of Common Stock,  constituting approximately  1.7% of the  shares  of Common  Stock  outstanding.  Mr.  Dunmire beneficially owned 1,525,175 shares of Common Stock, constituting  approximately
1.4% of the shares of Common Stock outstanding.  Mr. Ferguson beneficially owned
3,335,225 shares of Common Stock, constituting  approximately 3.2% of the shares of Common Stock  outstanding.  Mr. DeRosa and Ms. Nakajima both owned 100 shares of Common  Stock,  constituting  less than one  percent  of the shares of Common
Stock outstanding.

                  As the general partner, managing member or investment manager, as the case may be, of WIHP, WIAP and WITR,  WILLC may be deemed to beneficially own the  6,695,615  shares of Common Stock and 7,200 shares of Preferred  Stock, owned in the aggregate by WIHP,  WIAP and WITR. As the managing member of WILLC,
Mr.  Lipson may be deemed to  beneficially  own the  6,695,615  shares of Common
Stock and 7,200  shares  of  Preferred  Stock  beneficially  owned by WILLC,  in addition to the 901 shares of Common Stock owned directly by Mr. Lipson.  As the managing  member of BPIP,  BPM may be deemed to  beneficially  own the 1,810,050 shares of Common Stock owned by BPIP.  As the managing  members of BPM,  Messrs.
Franzblau and Ferguson may be deemed to beneficially own the 1,810,050 shares of
Common Stock  beneficially owned by BPM. As the managing member of BPP, PPNW may be deemed to beneficially own the 1,525,175 shares of Common Stock owned by BPP.
As the  President  and  Chairman of the Board,  respectively,  of PPNW,  Messrs.
Ferguson and Dunmire may be deemed to beneficially  own the 1,525,175  shares of
Common Stock beneficially owned by PPNW.

----------------------                                    ----------------------
CUSIP No. 895436103                   13D                    Page 19 of 72 Pages
----------------------                                    ----------------------

                  Each of  WILLC,  Mr.  Lipson,  WIHP,  WIAP and WITR  disclaims beneficial  ownership of the shares of Common Stock Stock  beneficially owned by the other  Reporting  Persons.  Each of Mr.  DeRosa  and Ms.  Nakajima  disclaim beneficial  ownership  of  the  shares  of  Common  Stock  and  Preferred  Stock beneficially owned by the other Reporting Persons.

                  Each  of  BPIP,  BPM  and Mr.  Franzblau  disclaim  beneficial ownership of the shares of Common Stock and Preferred Stock  beneficially  owned by the other  Reporting  Persons.  Each of BPP,  PPNW and Mr.  Dunmire  disclaim beneficial  ownership  of  the  shares  of  Common  Stock  and  Preferred  Stock beneficially  owned by the  other  Reporting  Persons.  Mr.  Ferguson  disclaims beneficial  ownership  of  the  shares  of  Common  Stock  and  Preferred  Stock beneficially owned by the other Reporting  Persons,  with the exception of BPIP,
BPM, BPP and PPNW.

                  (b) WILLC has sole voting and  investment  power over  WIHP's,
WIAP's and WITR's security  holdings and Mr. Lipson, in his role as the managing member of WILLC,  controls  WIHP's,  WIAP's  and WITR's  voting  and  investment decisions.  Each of WILLC and Mr.  Lipson is  deemed  to have  sole  voting  and dispositive  power over the shares of Common Stock and Preferred  Stock reported as  beneficially  owned by WIHP,  WIAP and WITR by  virtue  of their  respective positions as described in paragraph (a). Neither WILLC,  Mr. Lipson,  WIHP, WIAP nor WITR has  voting or  dispositive  control  over the  shares of Common  Stock beneficially  owned by BPIP, BPP, BPM, PPNW, Mr.  Franzblau,  Mr. Ferguson,  Mr.
Dunmire,  Mr. DeRosa or Ms.  Nakajima.  Neither Mr. DeRosa nor Ms.  Nakajima has
voting or dispositive control over the shares of Common Stock or Preferred Stock beneficially owned by the other Reporting Persons.

                  Each of PPNW,  Mr.  Ferguson and Mr. Dunmire is deemed to have sole voting and  dispositive  power over the shares of Common Stock  reported as beneficially  owned by BPP by virtue of their respective  positions as described in paragraph  (a).  Each of BPM and Messrs.  Franzblau and Ferguson is deemed to have sole voting and dispositive  power over the shares of Common Stock reported as  beneficially  owned by BPIP by  virtue  of  their  respective  positions  as described in paragraph  (a).  Neither  BPP,  PPNW nor Mr.  Dunmire has voting or dispositive  control  over  the  shares  of  Common  Stock  or  Preferred  Stock beneficially  owned by the other  Reporting  Persons.  Neither BPIP, BPM nor Mr.
Franzblau has voting or  dispositive  control over the shares of Common Stock or
Preferred Stock beneficially owned by the other Reporting Persons.  Mr. Ferguson has no  voting  or  dispositive  control  over the  shares  of  Common  Stock or
Preferred  Stock  beneficially  owned by the other Reporting  Persons,  with the exception of BPIP, BPM, BPP and PPNW.

                  (c) Schedule A attached hereto reports all transactions in the shares of Common Stock and  Preferred  Stock by the Reporting  Persons  effected since the last  transaction  reported in Amendment  No. 5 to the  Schedule  13D.
Except where otherwise noted, all of such transactions were effected in the open market.

----------------------                                    ----------------------
CUSIP No. 895436103                   13D                    Page 20 of 72 Pages
----------------------                                    ----------------------

                  (d) No person  other  than the  Reporting  Persons is known to have the right to receive, or the power to direct the receipt of dividends from, or proceeds from the sale of, the shares of Common Stock or Preferred  Stock, as the case may be.

                  (e) Not applicable.

Item 6.           CONTRACTS, ARRANGEMENTS,  UNDERSTANDINGS OR RELATIONSHIPS WITH
                  RESPECT TO SECURITIES OF THE ISSUER.

         The  Reporting  Persons  entered  into an Amendment to Joint Filing and
Solicitation  Agreement,  dated October 16, 2006 (the "Amendment"),  whereby the parties thereto amended the Joint Filing and Solicitation  Agreement,  made July
3, 2006 (the "Joint  Filing and  Solicitation  Agreement"  and as amended by the
Amendment, the "Amended Joint Filing and Solicitation  Agreement").  Pursuant to
the Amended Joint Filing and Solicitation Agreement, among other things, (a) the parties  thereto  agreed  that the terms and  agreements  set forth in the Joint
Filing and  Solicitation  Agreement  remain in effect with respect to the Annual
Meeting, (b) the parties agreed to the joint filing on behalf of each of them of statements on Schedule 13D with respect to the securities of the Issuer, (c) the parties agreed to vote in favor of the election of the Nominees and  stockholder proposal  submitted  by WIHP to the  issuer  and to  solicit  proxies or written consents for the election of the Nominees,  or any other person(s)  nominated by
Arthur D.  Lipson at the  Annual  Meeting  and in favor of the  approval  of the stockholder proposal submitted by WIHP to the Issuer (the  "Solicitation"),  (d)
WILLC  agreed to  indemnify  and hold each of Paul  DeRosa and  Robert  Ferguson harmless  from and against any and all claims of any nature,  whenever  brought, arising from such Nominee's  nomination for election as director of Issuer,  and the  Solicitation,  and (e)  WILLC  agreed  to bear  all  expenses  incurred  in connection with the Group's activities,  including approved expenses incurred by any of the  parties  in  connection  with the  Solicitation,  subject to certain limitations. WIHP, WIAP, WITR, BPIP, BPM, BPP and PPNW have separately agreed to reimburse WILLC on a pro rata basis for these  expenses.  David B. Ford withdrew from  the  Joint  Filing  and  Solicitation  Agreement  and is not  party to the
Solicitation. The Amendment is attached as an exhibit hereto and is incorporated herein by reference.

                  Other  than  as  described  herein,  there  are no  contracts, arrangements,  understandings or relationships  among the Reporting Persons,  or between  the  Reporting  Persons  and any  other  person,  with  respect  to the securities of the Issuer.

Item 7.           MATERIAL TO BE FILED AS EXHIBITS.

                  1.  Nomination Letter from Arthur D. Lipson to Tri-Continental
                      Corporation, dated October 17, 2006.

                  2.  Amendment  to Joint Filing and  Solicitation  Agreement by
                      and  among  Western  Investment  LLC,  Western  Investment
                      Hedged Partners LP, Western  Investment  Activism Partners
                      LLC,  Western  Investment  Total Return  Master Fund Ltd.,
                      Arthur D. Lipson, Paul DeRosa,  Elyse Nakajima,  Benchmark
                      Plus  Institutional  Partners,   L.L.C.,   Benchmark  Plus
                      Management,   L.L.C.,  Benchmark  Plus  Partners,  L.L.C.,
                      Paradigm  Partners,  N.W., Inc.,  Scott Franzblau,  Robert
                      Ferguson and Michael Dunmire, dated October 16, 2006.

----------------------                                    ----------------------
CUSIP No. 895436103                   13D                    Page 21 of 72 Pages
----------------------                                    ----------------------

                  3.  Power of Attorney of Elyse Nakajima

                  4.  Power of Attorney of David B. Ford

----------------------                                    ----------------------
CUSIP No. 895436103                   13D                    Page 22 of 72 Pages
----------------------                                    ----------------------

                                   SIGNATURES
                                   ----------

                  After reasonable  inquiry and to the best of his knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: October 20, 2006                 WESTERN INVESTMENT LLC

                                        By: /s/ Arthur D. Lipson
                                            ------------------------------------
                                        Name: Arthur D. Lipson
                                        Title: Sole Member

                                        WESTERN INVESTMENT HEDGED PARTNERS L.P.

                                        By: Western Investment LLC,
                                        Its General Partner

                                        By: /s/ Arthur D. Lipson
                                            ------------------------------------
                                        Name: Arthur D. Lipson
                                        Title: Managing Member

                                        WESTERN INVESTMENT ACTIVISM PARTNERS LLC

                                        By: Western Investment LLC,
                                        Its Managing Member

                                        By: /s/ Arthur D. Lipson
                                            ------------------------------------
                                        Name: Arthur D. Lipson
                                        Title: Managing Member

                                        WESTERN INVESTMENT TOTAL RETURN MASTER
                                        FUND LTD.

                                        By: Western Investment LLC,
                                        Its Investment Manager

                                        By: /s/ Arthur D. Lipson
                                            ------------------------------------
                                        Name: Arthur D. Lipson
                                        Title: Managing Member

----------------------                                    ----------------------
CUSIP No. 895436103                   13D                    Page 23 of 72 Pages
----------------------                                    ----------------------

                                        BENCHMARK PLUS INSTITUTIONAL PARTNERS,
                                        L.L.C.

                                        By: Benchmark Plus Management, L.L.C.,
                                        Its Managing Member

                                        By: /s/ Scott Franzblau
                                            ------------------------------------
                                        Name: Scott Franzblau
                                        Title: Managing Member

                                        By: /s/ Robert Ferguson
                                            ------------------------------------
                                        Name: Robert Ferguson
                                        Title: Managing Member

                                        BENCHMARK PLUS MANAGEMENT, L.L.C.

                                        By: /s/ Scott Franzblau
                                            ------------------------------------
                                        Name: Scott Franzblau
                                        Title: Managing Member

                                        By: /s/ Robert Ferguson
                                            ------------------------------------
                                        Name: Robert Ferguson
                                        Title: Managing Member

                                        BENCHMARK PLUS PARTNERS, L.L.C.

                                        By: Paradigm Partners, N.W., Inc.
                                        Its Managing Member

                                        By: /s/ Robert Ferguson
                                            ------------------------------------
                                        Name: Robert Ferguson
                                        Title: President

                                        By: /s/ Michael Dunmire
                                            ------------------------------------
                                        Name: Michael Dunmire
                                        Title: Chairman of the Board

                                        PARADIGM PARTNERS, N.W., INC.

                                        By: /s/ Robert Ferguson
                                            ------------------------------------
                                        Name: Robert Ferguson
                                        Title: President

                                        By: /s/ Michael Dunmire
                                            ------------------------------------
                                        Name: Michael Dunmire
                                        Title: Chairman of the Board

----------------------                                    ----------------------
CUSIP No. 895436103                   13D                    Page 24 of 72 Pages
----------------------                                    ----------------------

                                        /s/ Arthur D. Lipson
                                        ----------------------------------------
                                        ARTHUR D. LIPSON

                                        /s/ Scott Franzblau
                                        ----------------------------------------
                                        SCOTT FRANZBLAU

                                        /s/ Robert Ferguson
                                        ----------------------------------------
                                        ROBERT FERGUSON

                                        /s/ Michael Dunmire
                                        ----------------------------------------
                                        MICHAEL DUNMIRE

                                        /s/ Paul DeRosa
                                        ----------------------------------------
                                        PAUL DEROSA

----------------------                                    ----------------------
CUSIP No. 895436103                   13D                    Page 25 of 72 Pages
----------------------                                    ----------------------

                                        ELYSE NAKAJIMA

                                        By: /s/ Arthur D. Lipson
                                            ------------------------------------
                                        Arthur D. Lipson, as Attorney-in-Fact
                                        for Elyse Nakajima

----------------------                                    ----------------------
CUSIP No. 895436103                   13D                    Page 26 of 72 Pages
----------------------                                    ----------------------

                                        DAVID B. FORD

                                        By: /s/ Arthur D. Lipson
                                            ------------------------------------
                                        Arthur D. Lipson, as Attorney-in-Fact
                                        for David B. Ford

----------------------                                    ----------------------
CUSIP No. 895436103                   13D                    Page 27 of 72 Pages
----------------------                                    ----------------------

SCHEDULE A
----------

           PURCHASES AND SALES IN THE COMMON STOCK OF TRI-CONTINENTAL
             SINCE THE LAST TRANSACTION REPORTED IN AMENDMENT NO. 5
                               TO THE SCHEDULE 13D

     Transaction             Quantity               Date                Price ($)
     -----------             --------               ----                ---------

                    WESTERN INVESTMENT HEDGED PARTNERS, L.P.
        Sell                  65,100               09/20/06              20.8121
        Sell                  70,000               09/21/06              20.7761

                    WESTERN INVESTMENT ACTIVISM PARTNERS LLC
        Sell                  75,600               09/18/06              20.7031
        Sell                 164,300               09/19/06              20.7018
        Sell                 130,000               09/22/06              20.6702
         Buy                   7,000               09/29/06              20.9565
         Buy                  18,300               10/06/06              21.0410

                WESTERN INVESTMENT TOTAL RETURN MASTER FUND LTD.
         Buy                  16,600               07/11/06              19.4179
         Buy                   4,000               07/13/06              19.1375
         Buy                   1,300               07/14/06              18.8919
         Buy                  53,100               07/17/06              18.9185
         Buy                  42,400               07/18/06              18.9227
         Buy                  10,500               07/19/06              19.1424
         Buy                  29,300               07/19/06              19.2811
         Buy                   7,100               07/20/06              19.3516
         Buy                  19,200               07/24/06              19.2967
        Sell                   3,000               07/24/06              19.2211
         Buy                  17,900               07/25/06              19.3654
         Buy                  22,500               07/26/06              19.4883
         Buy                  12,200               07/27/06              19.6288
         Buy                  23,100               07/28/06              19.6993
         Buy                   3,900               07/31/06              19.7273
         Buy                   7,400               08/01/06              19.6111
         Buy                  11,700               08/02/06              19.6929
         Buy                  21,900               08/03/06              19.7309
         Buy                   1,400               08/07/06              19.5721
         Buy                   6,500               08/08/06              19.6008
         Buy                  20,300               08/09/06              19.6371
         Buy                  39,900               08/10/06              19.4416
         Buy                   7,000               08/14/06              19.5791

                         BENCHMARK PLUS PARTNERS, L.L.C.
         Buy                   2,300               08/28/06              20.2500
         Buy                     100               09/20/06              20.9050

----------------------                                    ----------------------
CUSIP No. 895436103                   13D                    Page 28 of 72 Pages
----------------------                                    ----------------------

     Transaction             Quantity               Date                Price ($)
     -----------             --------               ----                ---------

                  BENCHMARK PLUS INSTITUTIONAL PARTNERS, L.L.C.
         Buy                  20,000               08/15/06              19.7221
         Buy                  19,100               08/16/06              19.9379
         Buy                  27,200               08/17/06              20.0425
         Buy                  38,300               08/18/06              20.2663
         Buy                   1,900               08/24/06              20.1861
         Buy                     100               08/25/06              20.3050
         Buy                  82,100               08/29/06              20.2887
         Buy                   6,900               08/30/06              20.3558
         Buy                  16,400               08/31/06              20.4765
         Buy                  40,200               09/01/06              20.5042
         Buy                  15,000               09/05/06              20.5454
         Buy                  25,000               09/13/06              20.4662
         Buy                     100               09/14/06              20.6250
         Buy                   1,700               09/15/06              20.6209
         Buy                     200               09/18/06              20.7650

          PURCHASES AND SALES IN THE PREFERRED STOCK OF TRI-CONTINENTAL
          SINCE THE LAST TRANSACTION REPORTED IN AMENDMENT NO. 5 TO THE
                                  SCHEDULE 13D

                    WESTERN INVESTMENT ACTIVISM PARTNERS LLC

     Transaction             Quantity               Date                Price ($)
     -----------             --------               ----                ---------

         Buy                     200               07/21/06              42.0585
         Buy                     300               07/26/06              41.9600
         Buy                     500               08/02/06              42.2265
         Buy                     100               08/07/06              42.2700
         Buy                   1,900               08/09/06              42.2137
         Buy                   1,100               08/17/06              42.9345
         Buy                     100               08/18/06              43.1085
         Buy                     300               08/22/06              43.1500
         Buy                     500               08/25/06              43.2900
         Buy                     100               08/30/06              43.3000
         Buy                     200               08/31/06              43.6000
         Buy                     200               09/25/06              44.5500
         Buy                     700               09/26/06              44.4300
         Buy                   1,000               10/05/06              44.5300

----------------------                                    ----------------------
CUSIP No. 895436103                   13D                    Page 29 of 72 Pages
----------------------                                    ----------------------

                                                                       Exhibit 1

                                ARTHUR D. LIPSON
                           C/O WESTERN INVESTMENT LLC
                     2855 EAST COTTONWOOD PARKWAY, SUITE 110
                           SALT LAKE CITY, UTAH 84121

                                                                October 17, 2006

BY HAND

Tri-Continental Corporation
c/o Seligman Data Corp.
100 Park Avenue
New York, New York 10017
Attn:  Corporate Secretary

         Re:      NOTICE OF  INTENTION TO NOMINATE  INDIVIDUALS  FOR ELECTION AS
                  DIRECTORS AT ANNUAL MEETING OF STOCKHOLDERS OF TRI-CONTINENTAL
                  CORPORATION

Dear Sir:

         This letter shall serve to satisfy the advance notice  requirements  of
Article II,  Section 10 of the Amended and  Restated  Bylaws (the  "Bylaws")  of
Tri-Continental  Corporation  ("Tri-Continental") as to the nomination by Arthur
D.  Lipson of three (3)  nominees  for  election  to the Board of  Directors  of
Tri-Continental  (the  "Tri-Continental  Board") at the next  annual  meeting of stockholders of  Tri-Continental,  or any other meeting of stockholders  held in
lieu   thereof,   and  any   adjournments,   postponements,   reschedulings   or
continuations thereof (the "Annual Meeting").

         This letter and all Exhibits attached hereto are collectively  referred to as the "Notice." Arthur D. Lipson is the beneficial owner of 6,696,516 shares
of  common  stock,   $.50  par  value  per  share  (the  "Common   Stock"),   of
Tri-Continental, 900 shares of which are held of record by Arthur D. Lipson, and is the beneficial owner of 7,200 shares of $2.50 cumulative preferred stock (the
"Preferred  Stock").  Arthur  D.  Lipson's  address,  as  believed  to appear on
Tri-Continental's  books, is P.O. Box 71869, Salt Lake City, Utah 84171. Through
this Notice, Arthur D. Lipson hereby nominates and notifies you of his intent to nominate  Arthur D.  Lipson,  Paul DeRosa and Robert  Ferguson as nominees  (the
"Nominees") to be elected to the  Tri-Continental  Board at the Annual  Meeting.
Arthur  D.  Lipson  believes  that the terms of three  (3)  directors  currently serving on the Tri-Continental Board expire at the Annual Meeting. To the extent there are in excess of three (3)  vacancies on the  Tri-Continental  Board to be filled by election at the Annual Meeting or  Tri-Continental  increases the size of the Tri-Continental  Board above its existing size, Arthur D. Lipson reserves the right to nominate  additional  nominees to be elected to the Tri-Continental
Board at the Annual  Meeting.  Any additional  nominations  made pursuant to the preceding  sentence  are without  prejudice  to the position of Arthur D. Lipson that any attempt by Tri-Continental to increase the size of the  Tri-Continental
Board or to  reconstitute  or  reconfigure  the  classes  on which  the  current directors serve would constitute an unlawful  manipulation of  Tri-Continental's corporate machinery. Additionally, if this Notice shall be deemed for any reason to be  ineffective  with respect to the nomination of any of the Nominees at the

----------------------                                    ----------------------
CUSIP No. 895436103                   13D                    Page 30 of 72 Pages
----------------------                                    ----------------------

Annual  Meeting,  or if any individual  Nominee shall be unable to serve for any reason, this Notice shall continue to be effective with respect to the remaining
Nominee(s) and as to any replacement Nominee(s) selected by Arthur D. Lipson.

         The information concerning the Nominees required by Article II, Section
10 of the Bylaws is set forth below:

(i)       NAME, AGE, BUSINESS ADDRESS AND RESIDENCE ADDRESS OF THE NOMINEES:

  Name and Age                         Business Address                               Residence Address
  ------------                         ----------------                               -----------------
Arthur D. Lipson              c/o Western Investment LLC                          8011 S. Dazzling View Circle
(Age 63)                      2855 E. Cottonwood Parkway, Suite 110               Salt Lake City, UT 84121
                              Salt Lake City, UT 84121

Paul DeRosa                   c/o MT Lucas, LLC                                   71 Forest Road
(Age 64)                      730 Fifth Avenue                                    Tenafly, NJ 07670
                              New York, NY 10019

Robert Ferguson               c/o Benchmark Plus Management, L.L.C.               6135 Bayview Drive NE
(Age 50)                      820 A Street, Suite 700                             Tacoma, WA 98422
                              Tacoma, WA 98402

(ii)     CLASS, SERIES AND NUMBER OF SHARES OF STOCK OF TRI-CONTINENTAL THAT ARE
         BENEFICIALLY OWNED BY THE NOMINEES:

    Name                    Class / Series                           Beneficial Ownership
    ----                    --------------                           --------------------
Arthur D. Lipson            Common Stock,         Mr. Lipson  beneficially  owns 6,696,516  shares of Common
                           $.50 par value         Stock and 7,200 shares of Preferred  Stock  consisting  of
                                                  901 shares of Common  Stock held  directly  by Mr.  Lipson
                          $2.50 Cumulative        and  6,695,615  shares of Common Stock and 7,200 shares of
                           Preferred Stock        Preferred Stock  beneficially  owned by Western Investment
                                                  LLC  ("WILLC").  Mr. Lipson may be deemed to  beneficially own the  6,695,615  shares of  Common  Stock and the 7,200 shares of Preferred Stock  beneficially  owned by WILLC by virtue of his  ability to vote and  dispose of such shares as the sole managing member of WILLC.

Paul DeRosa                 Common Stock,         Mr. DeRosa beneficially owns 100 shares of Common Stock.
                           $.50 par value

Robert Ferguson             Common Stock,         Mr.  Ferguson  may  be  deemed  to  beneficially   own  the
                           $.50 par value         1,810,050  shares of  Common  Stock  beneficially  owned by
                                                  Benchmark Plus Institutional  Partners,  L.L.C. ("BPIP") by

----------------------                                    ----------------------
CUSIP No. 895436103                   13D                    Page 31 of 72 Pages
----------------------                                    ----------------------

                                                  virtue of his ability to vote and dispose of such shares as a managing  member of  Benchmark  Plus  Management,  L.L.C.
                                                  ("BPM"), which in turn is the managing member of BPIP.

                                                  Mr.  Ferguson  may also be deemed to  beneficially  own the
                                                  1,525,175  shares of  Common  Stock  beneficially  owned by
                                                  Benchmark  Plus Partners,  L.L.C.  ("BPP") by virtue of his ability to vote and  dispose of such  shares as a President of Paradigm Partners, N.W., Inc. ("PPNW"), which in turn is the managing member of BPP.

(iii)    THE DATE SUCH SHARES WERE  ACQUIRED AND THE  INVESTMENT  INTENT OF SUCH
         ACQUISITION:

    Name                               Date Acquired                              Investment Intent
    ----                               -------------                              -----------------
Arthur D. Lipson            The date of  purchase  and number of     See below.
                            shares  acquired  by Mr.  Lipson and
                            the Stockholder  Associated  Persons
                            (as defined in the Bylaws) listed in
                            Section  (vi) of this Notice are set
                            forth  in   Exhibit  A  and  in  the
                            Schedule  13D  filed and to be filed
                            with  the  Securities  and  Exchange
                            Commission   with   respect  to  the
                            securities of  Tri-Continental.  Mr.
                            Lipson may be deemed to beneficially
                            own the shares beneficially owned by
                            WILLC but does not have the power to
                            vote  or  dispose,   and   disclaims
                            beneficial  ownership of, the shares
                            beneficially owned by BPIP and BPP.

Paul DeRosa                 The date of  acquisition  and number     Mr. DeRosa  acquired the shares as a gift
                            of shares acquired by Mr. DeRosa are     from Western  Investment  Hedged Partners
                            set  forth in  Exhibit  A and in the     L.P.  and  reserves the right to take any
                            Schedule  13D  filed and to be filed     and  all  action  permitted  by law  with
                            with  the  Securities  and  Exchange     respect    to   his    shareholding    in
                            Commission   with   respect  to  the     Tri-Continental.
                            securities of Tri-Continental.

Robert Ferguson             The date of  acquisition  and number     See below.
                            of shares  acquired by Mr.  Ferguson

----------------------                                    ----------------------
CUSIP No. 895436103                   13D                    Page 32 of 72 Pages
----------------------                                    ----------------------

                            are set  forth in  Exhibit  A and in
                            the  Schedule  13D  filed  and to be
                            filed   with  the   Securities   and
                            Exchange  Commission with respect to
                            the securities of Tri-Continental.

         Mr. Lipson and Mr. Ferguson purchased their respective shareholdings in
         Tri-Continental based on their belief that the Tri-Continental  shares,
         when  purchased,   were   undervalued  and  represented  an  investment
         opportunity.

         Mr. Lipson and Mr. Ferguson are concerned by the persistent discount to net  asset  value at which  the  shares  of  Tri-Continental  have been trading.  They believe  that the Board of Directors of  Tri-Continental has not been  taking  appropriate  action to cause the  discount to net asset  value to be  eliminated  or  reduced.  They  intend to engage in
         discussions   with   management   and  the   Board  of   Directors   of
         Tri-Continental  and other stockholders about possible solutions to the discount to net asset value at which Tri-Continental's shares have been trading.  Mr.  Lipson and Mr.  Ferguson  reserve  the right to take any other action they deem appropriate related to this issue.

         Mr.  Lipson  and Mr.  Ferguson  intend to review  their  investment  in
         Tri-Continental  on a continuing  basis and engage in discussions  with management and the Board of Directors of Tri-Continental concerning the business, operations and future plans of Tri-Continental.  Depending on
         various  factors  including,   without  limitation,   Tri-Continental's
         financial  position and  investment  strategy,  the price levels of its shares,  conditions in the securities  markets and general economic and industry conditions, Mr. Lipson and Mr. Ferguson may in the future take such actions with respect to their  investment  in  Tri-Continental  as they deem appropriate including, without limitation, seeking additional board  representation,  making proposals to Tri-Continental  concerning
         the    operations    of    Tri-Continental,    purchasing    additional
         Tri-Continental  shares,  selling some or all of their  Tri-Continental shares, or changing their intention with respect to any and all matters referred.

(iv)     WHETHER THE  STOCKHOLDERS  GIVING THE NOTICE BELIEVE ANY NOMINEE IS, OR
         IS NOT, AN "INTERESTED  PERSON" OF  TRI-CONTINENTAL,  AS DEFINED IN THE
         1940 ACT, AND INFORMATION REGARDING SUCH INDIVIDUAL THAT IS SUFFICIENT,
         IN THE DISCRETION OF THE BOARD OF DIRECTORS OR ANY COMMITTEE THEREOF OR
         ANY AUTHORIZED OFFICER OF TRI-CONTINENTAL, TO MAKE SUCH DETERMINATION:

         Arthur D. Lipson does not believe any Nominee is an "interested person"
         of  Tri-Continental,  as defined in the Investment Company Act of 1940.
         Arthur D.  Lipson does not believe  there is any  relevant  information other than the  information  already set forth herein  regarding any of the  Nominees  that  would  allow  the  Tri-Continental  Board  or  any committee thereof or any authorized  officer to make a determination to the contrary.

(v)      ANY OTHER  BUSINESS THAT THE  STOCKHOLDER  PROPOSES TO BRING BEFORE THE
         ANNUAL  MEETING,  A  DESCRIPTION  OF SUCH  BUSINESS,  THE  REASONS  FOR
         PROPOSING SUCH BUSINESS AT THE ANNUAL MEETING AND ANY MATERIAL INTEREST

----------------------                                    ----------------------
CUSIP No. 895436103                   13D                    Page 33 of 72 Pages
----------------------                                    ----------------------

         IN SUCH BUSINESS OF SUCH  STOCKHOLDER  AND ANY  STOCKHOLDER  ASSOCIATED
         PERSON (AS DEFINED IN THE BYLAWS),  INDIVIDUALLY  OR IN THE  AGGREGATE,
         INCLUDING  ANY   ANTICIPATED   BENEFIT  TO  THE   STOCKHOLDER  AND  THE
         STOCKHOLDER ASSOCIATED PERSON THEREFROM;

         In addition to the election of the Nominees,  Western Investment Hedged
         Partners  L.P.  ("WIHP")  has  submitted a  resolution  and  supporting statement (the "Stockholder Proposal") pursuant to Rule 14a-8 under the
         Securities  Exchange  Act  of  1934,  as  amended,  to be  included  in
         Tri-Continental's  proxy statement in respect of the Annual Meeting.  A copy of the letter dated October 16, 2006 from WIHP to  Tri-Continental submitting  the  Stockholder  Proposal is attached as EXHIBIT B hereto.
         The  supporting  statement  enumerates  the reasons for  proposing  the resolution.  Mr.  Lipson is the managing  member of Western  Investment
         LLC, the general partner of WIHP. Other than through their interests as stockholders,  Arthur D. Lipson and any Stockholder  Associated Persons
         have no material interest in such Stockholder Proposal, individually or in the aggregate.

(vi)     CLASS,  SERIES AND NUMBER OF SHARES OF STOCK OF  TRI-CONTINENTAL  WHICH
         ARE  OWNED  BY THE  STOCKHOLDERS  GIVING  THE  NOTICE  AND  STOCKHOLDER
         ASSOCIATED  PERSONS (AS DEFINED IN THE BYLAWS),  AND THE NOMINEE HOLDER
         FOR, AND NUMBER OF, SHARES OWNED BENEFICIALLY BUT NOT OF RECORD BY SUCH
         STOCKHOLDERS AND BY ANY SUCH STOCKHOLDER ASSOCIATED PERSONS:

         The  following  table  sets  forth the  name,  address  and  beneficial ownership of securities of the Stockholders  giving this Notice as well as all the members of the Group (as defined herein).  Reference is made to the  Schedule  13D filed  and to be filed  with the  Securities  and
         Exchange  Commission for more information  regarding the members of the
         Group.

    Name                              Class / Series             Ownership / Nominee Holder
    ----                              --------------             --------------------------
Western Investment Hedged             Common Stock,      1,000 shares owned of record.
Partners L.P.                        $.50 par value

                                                         3,039,915 shares owned beneficially, (1,000
                                                         shares  of  which  are held of  record  and
                                                         3,038,915  shares  of  which  are  owned of
                                                         record by Cede & Co.).

Western Investment Activism           Common Stock,      2,911,700  shares of Common Stock and 7,200
Partners LLC ("WIAP")                $.50 par value,     shares    of    Preferred    Stock    owned
                                    $2.50 Cumulative     beneficially  (owned  of  record  by Cede &
                                     Preferred Stock     Co.).

Western Investment Total Return       Common Stock,      744,000 shares owned beneficially (owned of
Master Fund Ltd. ("WITR")            $.50 par value      record by Cede & Co.).

----------------------                                    ----------------------
CUSIP No. 895436103                   13D                    Page 34 of 72 Pages
----------------------                                    ----------------------

Western Investment LLC                Common Stock,      As the general  partner,  managing  member,
                                     $.50 par value,     and investment manager, as the case may be,
                                    $2.50 Cumulative     of  WIHP,  WIAP,  and  WITR,  WILLC  may be
                                     Preferred Stock     deemed to  beneficially  own the  6,695,615
                                                         shares of Common Stock and the 7,200 shares
                                                         of Preferred  Stock owned in the  aggregate
                                                         by WIHP,  WIAP and  WITR,  as set  forth in
                                                         further detail in this Section (vi).

Arthur D. Lipson                      Common Stock,      900 shares of Common  Stock owned of record
                                     $.50 par value,     and  one  share  of  Common   Stock   owned
                                    $2.50 Cumulative     beneficially  (owned  of  record  by Cede &
                                     Preferred Stock     Co.).

                                                         Mr.   Lipson   may   also  be   deemed   to
                                                         beneficially  own the  6,695,615  shares of
                                                         Common   Stock  and  the  7,200  shares  of
                                                         Preferred Stock beneficially owned by WILLC
                                                         by  virtue  of  his  ability  to  vote  and
                                                         dispose of such shares as the sole managing
                                                         member of WILLC.

Benchmark Plus Institutional          Common Stock,      1,810,050 shares owned beneficially  (owned
Partners, L.L.C.                     $.50 par value      of record by Cede & Co.).

Benchmark Plus Management,            Common Stock,      BPM may be deemed to  beneficially  own the
L.L.C.                               $.50 par value      1,810,050 shares beneficially owned by BPIP
                                                         by  virtue  of  its  ability  to  vote  and
                                                         dispose  of  such  shares  as the  managing
                                                         member of BPIP.

Benchmark Plus Partners, L.L.C.       Common Stock,      1,525,175 shares owned beneficially  (owned
                                     $.50 par value      of record by Cede & Co.).

Paradigm Partners, N.W., Inc.         Common Stock,      PPNW may be deemed to beneficially  own the
                                     $.50 par value      1,525,175 shares  beneficially owned by BPP
                                                         by  virtue  of  its  ability  to  vote  and
                                                         dispose  of  such  shares  as the  managing
                                                         member of BPP.

----------------------                                    ----------------------
CUSIP No. 895436103                   13D                    Page 35 of 72 Pages
----------------------                                    ----------------------

Scott Franzblau                       Common Stock,      Mr. Franzblau may be deemed to beneficially
                                     $.50 par value      own the 1,810,050 shares beneficially owned
                                                         by BPIP by  virtue of his  ability  to vote
                                                         and  dispose  of such  shares as a managing
                                                         member  of  BPM,   which  in  turn  is  the
                                                         managing member of BPIP.

Robert Ferguson                       Common Stock,      Mr.  Ferguson may be deemed to beneficially
                                     $.50 par value      own the 1,810,050 shares beneficially owned
                                                         by BPIP by  virtue of his  ability  to vote
                                                         and  dispose  of such  shares as a managing
                                                         member  of  BPM,   which  in  turn  is  the
                                                         managing member of BPIP.

                                                         Mr.   Ferguson   may  also  be   deemed  to
                                                         beneficially   own  the  1,525,175   shares
                                                         beneficially  owned by BPP by virtue of his
                                                         ability to vote and  dispose of such shares
                                                         as a  President  of PPNW,  which in turn is
                                                         the managing member of BPP.

Michael Dunmire                       Common Stock,      Mr.  Dunmire may be deemed to  beneficially
                                     $.50 par value      own the 1,525,175 shares beneficially owned
                                                         by BPP by virtue of his ability to vote and
                                                         dispose of such shares as Chairman of PPNW,
                                                         which  in turn is the  managing  member  of
                                                         BPP.

Elyse Nakajima                        Common Stock,      100 shares owned of record.
                                     $.50 par value

Paul DeRosa                           Common Stock,      100  shares  owned  beneficially  (owned of
                                     $.50 par value      record by Cede & Co.).

(vii)    THE NAME AND ADDRESS, AS BELIEVED TO APPEAR ON TRI-CONTINENTAL'S  STOCK
         LEDGER, AND CURRENT NAME AND ADDRESS, IF DIFFERENT,  OF THE STOCKHOLDER
         GIVING THE NOTICE AND STOCKHOLDER ASSOCIATED PERSONS (AS DEFINED IN THE
         BYLAWS) WHO CURRENTLY BENEFICIALLY OWN SHARES:

         (a) STOCKHOLDER GIVING THE NOTICE                  NAME / ADDRESS ON STOCK LEDGER

         Arthur D. Lipson                                   Arthur D. Lipson
         c/o Western Investment LLC                         P.O. Box 71869
         2855 East Cottonwood Parkway, Suite 110            Salt Lake City, Utah 84171
         Salt Lake City, Utah 84121

----------------------                                    ----------------------
CUSIP No. 895436103                   13D                    Page 36 of 72 Pages
----------------------                                    ----------------------

         (b) STOCKHOLDER ASSOCIATED PERSONS

         Western Investment Hedged Partners L.P.            Same
         2855 East Cottonwood Parkway, Suite 110
         Salt Lake City, Utah 84121

         Western Investment Activism Partners LLC           N/A
         2855 East Cottonwood Parkway, Suite 110
         Salt Lake City, Utah 84121

         Western Investment Total Return Master Fund Ltd.   N/A
         2855 East Cottonwood Parkway, Suite 110
         Salt Lake City, Utah 84121

         Western Investment LLC                             N/A
         2855 East Cottonwood Parkway, Suite 110
         Salt Lake City, Utah 84121

         Benchmark Plus Institutional Partners, L.L.C.      N/A
         820 A Street, Suite 700
         Tacoma, Washington 98402

         Benchmark Plus Management, L.L.C.                  N/A
         820 A Street, Suite 700
         Tacoma, Washington 98402

         Benchmark Plus Partners, L.L.C.                    N/A
         820 A Street, Suite 700
         Tacoma, Washington 98402

         Paradigm Partners, N.W., Inc.                      N/A
         820 A Street, Suite 700
         Tacoma, Washington 98402

         Scott Franzblau                                    N/A
         820 A Street, Suite 700
         Tacoma, Washington 98402

         Robert Ferguson                                    N/A
         820 A Street, Suite 700
         Tacoma, Washington 98402

----------------------                                    ----------------------
CUSIP No. 895436103                   13D                    Page 37 of 72 Pages
----------------------                                    ----------------------

         Michael Dunmire                                    N/A
         820 A Street, Suite 700
         Tacoma, Washington 98402

         Elyse Nakajima                                     Same
         545 West 111th Street, Apt. 5B
         New York, NY 10025

         Paul DeRosa                                        N/A
         c/o MT Lucas, LLC
         730 Fifth Avenue
         New York, NY 10019

(viii)   TO THE EXTENT KNOWN BY THE STOCKHOLDER  GIVING THE NOTICE, THE NAME AND
         ADDRESS OF ANY OTHER  STOCKHOLDER  SUPPORTING THE NOMINEES FOR ELECTION
         AS A DIRECTOR ON THE DATE OF THIS NOTICE:

         As of the date  hereof,  Arthur  D.  Lipson  is not  aware of any other stockholder  supporting the Nominees for election at the Annual Meeting other than the persons and entities named in this Notice.

(ix)     ALL OTHER  INFORMATION  RELATING TO THE NOMINEES THAT IS REQUIRED TO BE
         DISCLOSED IN  SOLICITATIONS  OF PROXIES FOR ELECTION OF DIRECTORS IN AN
         ELECTION CONTEST,  OR IS OTHERWISE  REQUIRED,  IN EACH CASE PURSUANT TO
         REGULATION 14A UNDER THE EXCHANGE ACT AND THE RULES THEREUNDER:

         ARTHUR D.  LIPSON has been  managing  private  investment  partnerships since 1995. He has been the sole managing  member of WILLC,  a Delaware limited  liability  company  that  has  acted as the  general  partner, managing member or investment  manager,  as the case may be, of private investment  partnerships  in the Western  Investment  funds since 1997.
         Western Investment  specializes in investing in undervalued  companies.
         Mr. Lipson has additional substantial experience in sales & trading and research,  including  previously  heading all fixed income research for
         Lehman  Brothers  and  for  Paine  Webber,  was a known  leader  in the industry,  and created,  among other things,  the Lehman  Brothers bond indices.  Mr.  Lipson  received  a Masters  of  Science  from  Columbia
         University and a Bachelor of Science from the  California  Institute of
         Technology.

         PAUL  DEROSA has been a  principal  since  November  1998 of Mt.  Lucas
         Management Corporation, an asset management company. From March 1988 to
         July 1995, Mr. DeRosa served as Managing Director of Eastbridge Capital
         Inc., a bond trading company.  Previously, Mr. DeRosa served in various capacities  with Citibank NA,  including as a Division Head of Citicorp
         Investment  Bank  where he was  entrusted  with the  responsibility  of managing Citibank's  proprietary bond portfolio.  He also has extensive experience supervising the investment management process. Mr. DeRosa is currently  a director  of  Intervest  Bancshares  Corporation  (ticker:
         IBCA),  a highly  successful  financial  holding  company.  Mr.  DeRosa received a Ph.D. in Economics  from Columbia  University and has served as a staff economist for the Federal Reserve Bank of New York.

----------------------                                    ----------------------
CUSIP No. 895436103                   13D                    Page 38 of 72 Pages
----------------------                                    ----------------------

         ROBERT FERGUSON has served as a principal of Benchmark Plus Management,
         L.L.C.,  the  managing  member  of  BPIP,  since  1997.  BPIP is in the business of acquiring,  holding and disposing of investments in various companies.  Mr. Ferguson  received a Master of Business  Administration degree from The Wharton School of Business,  University of Pennsylvania
         and a Bachelor of Science degree in Business Administration from Oregon
         State University.

         For  information  regarding  transactions  during the past two years of securities of Tri-Continental  by the persons and entities named herein,  please see EXHIBIT A.

         As of October 16, 2006,  the dollar range of shares of  Tri-Continental beneficially owned by each Nominee is as follows:

                                                            AGGREGATE DOLLAR RANGE OF EQUITY SECURITIES
                               DOLLAR RANGE OF EQUITY        IN ALL FUNDS TO BE OVERSEEN BY NOMINEE IN
NAME OF NOMINEE            SECURITIES IN TRI-CONTINENTAL      SELIGMAN FAMILY OF INVESTMENT COMPANIES

Arthur D. Lipson                   Over $100,000                           Over $100,000
  Paul DeRosa                      $1 to $10,000                           $1 to $10,000
Robert Ferguson                    Over $100,000                           Over $100,000

         If elected to the Tri-Continental Board, the Nominees would not oversee any  registered  investment  company  within  the  Seligman  family  of investment companies other than Tri-Continental.

         WIHP, WIAP, WITR, WILLC, Arthur D. Lipson, Paul DeRosa, Elyse Nakajima,
         BPIP,  BPM, BPP, PPNW,  Scott  Franzblau,  Robert  Ferguson and Michael
         Dunmire (collectively,  the "Group") entered into an Amendment to Joint
         Filing  and  Solicitation  Agreement,   dated  October  16,  2006  (the
         "Amendment"),  whereby the parties thereto amended the Joint Filing and
         Solicitation  Agreement,  made  July 3,  2006 (the  "Joint  Filing  and
         Solicitation  Agreement" and as amended by the Amendment,  the "Amended
         Joint  Filing and  Solicitation  Agreement").  Pursuant  to the Amended
         Joint Filing and Solicitation  Agreement,  among other things,  (a) the parties  thereto  agreed that the terms and agreements set forth in the
         Joint  Filing  Agreement  remain in effect  with  respect to the Annual
         Meeting,  (b) the parties  agreed to the joint filing on behalf of each of them of statements on Schedule 13D with respect to the securities of
         Tri-Continental,  (c)  the  parties  agreed  to vote  in  favor  of the election of the  Nominees and the  Stockholder  Proposal and to solicit proxies or written  consents for the election of the  Nominees,  or any other person(s) nominated by Arthur D. Lipson at the Annual Meeting and
         in  favor  of  the   approval   of  the   Stockholder   Proposal   (the
         "Solicitation"),  (d) WILLC agreed to  indemnify  and hold each of Paul
         DeRosa and Robert Ferguson harmless from and against any and all claims

----------------------                                    ----------------------
CUSIP No. 895436103                   13D                    Page 39 of 72 Pages
----------------------                                    ----------------------

         of any nature, whenever brought, arising from such Nominee's nomination for election as director of Tri-Continental,  and the Solicitation, and
         (e) WILLC agreed to bear all expenses  incurred in connection  with the
         Group's activities,  including approved expenses incurred by any of the parties  in  connection  with  the  Solicitation,  subject  to  certain
         limitations.   David  B.  Ford  withdrew  from  the  Joint  Filing  and
         Solicitation Agreement and is not party to the Solicitation.

         The  information  contained in the Schedule 13D filed or to be filed by the  members of the Group with  respect  to  Tri-Continental  is deemed incorporated  by  reference  herein  and  accordingly  all  information
         contained  in  this  Notice  is  deemed  to  be   supplemented  by  the
         information in the Schedule 13D.

         Other than as stated above, there are no arrangements or understandings between  Arthur D.  Lipson  and each  Nominee  or any  other  person or persons  pursuant to which the nominations  described  herein are to be made,  other than the consents by the Nominees to be named as a nominee in this Notice,  to be named as a nominee in any proxy  statement filed by Arthur D. Lipson in connection  with the Annual Meeting and to serve as a director of  Tri-Continental,  if so elected.  Such  consents  are attached hereto as EXHIBIT C.

         Except as set forth in this Notice (including the Exhibits hereto), (i)
         during the past 10 years,  no Nominee has been  convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors); (ii)
         no Nominee directly or indirectly  beneficially  owns any securities of
         Tri-Continental;    (iii)   no   Nominee   owns   any   securities   of
         Tri-Continental which are owned of record but not beneficially; (iv) no
         Nominee has purchased or sold any securities of Tri-Continental  during the past two years;  (v) no part of the purchase  price or market value
         of  the  securities  of   Tri-Continental   owned  by  any  Nominee  is
         represented by funds borrowed or otherwise  obtained for the purpose of acquiring or holding such securities; (vi) no Nominee is, or within the past year was, a party to any contract,  arrangements or understandings with any person  with  respect to any  securities  of  Tri-Continental,
         including,   but  not  limited  to,  joint  ventures,  loan  or  option arrangements,  puts or calls,  guarantees against loss or guarantees of profit,  division of losses or profits, or the giving or withholding of proxies; (vii) no associate of any Nominee owns beneficially,  directly or  indirectly,  any securities of  Tri-Continental;  (viii) no Nominee owns beneficially, directly or indirectly, any securities of any parent or  subsidiary  of  Tri-Continental;  (ix) no Nominee or any of his/her
         associates  was a  party  to any  transaction,  or  series  of  similar transactions,  since the  beginning  of  Tri-Continental's  last fiscal year, or is a party to any currently proposed transaction, or series of
         similar   transactions,   to  which   Tri-Continental  or  any  of  its
         subsidiaries  was or is to be a party,  in which  the  amount  involved exceeds $120,000;  and (x) no Nominee or any of his/her  associates has any  arrangement or  understanding  with any person with respect to any future employment by Tri-Continental or its affiliates, or with respect to any  future  transactions  to  which  Tri-Continental  or any of its affiliates  will or may be a  party.  WIHP,  WIAP,  WITR,  BPIP and BPP purchased their Tri-Continental  shares in margin accounts,  where they are held together with other publicly traded securities.

         Arthur D. Lipson  intends to appear in person or by proxy at the Annual
         Meeting to nominate  the persons  specified in this Notice for election to the Tri-Continental Board.

----------------------                                    ----------------------
CUSIP No. 895436103                   13D                    Page 40 of 72 Pages
----------------------                                    ----------------------

         Please address any correspondence to Arthur D. Lipson,  telephone (801)
942-7803,  facsimile (801) 942-1625 (with a copy to my counsel,  Olshan Grundman
Frome  Rosenzweig & Wolosky LLP,  Park Avenue  Tower,  65 East 55th Street,  New
York, New York 10022, Attention: Steven Wolosky, Esq., telephone (212) 451-2333, facsimile  (212)  451-2222).  The giving of this Notice is not an admission that any  procedures  for  notice  concerning  the  nomination  of  directors  to the
Tri-Continental Board are legal, valid or binding, and Arthur D. Lipson reserves the right to challenge their validity.

                                            Very truly yours,

                                            /s/ Arthur D. Lipson
                                            ------------------------------------
                                            ARTHUR D. LIPSON

----------------------                                    ----------------------
CUSIP No. 895436103                   13D                    Page 41 of 72 Pages
----------------------                                    ----------------------

                                    EXHIBIT A

               TRANSACTIONS IN THE COMMON STOCK OF TRI-CONTINENTAL

     Transaction             Quantity               Date                Price ($)
     -----------             --------               ----                ---------

                    WESTERN INVESTMENT HEDGED PARTNERS, L.P.
         Buy                     400               10/19/04              16.4910
         Buy                  13,000               10/20/04              16.3751
         Buy                  13,500               10/21/04              16.5128
         Buy                  18,600               10/22/04              16.5008
         Buy                   3,100               10/25/04              16.3207
         Buy                  21,900               10/26/04              16.5234
         Buy                  17,500               10/27/04              16.6873
         Buy                  12,800               10/28/04              16.8541
         Buy                     300               10/29/04              16.9352
         Buy                  27,500               11/01/04              16.9027
         Buy                  32,600               11/02/04              17.0161
         Buy                   8,300               11/02/04              16.9971
         Buy                   4,000               11/12/04              17.6973
         Buy                   5,000               11/15/04              17.7822
         Buy                  36,400               12/15/04              18.0468
         Buy                   8,400               12/27/04              18.1645
         Buy                  12,200               12/28/04              18.1363
         Buy                  16,000               12/31/04              18.2800
         Buy                  62,900               12/31/04              18.2800
         Buy                     700               01/10/05              17.9328
         Buy                   2,600               01/11/05              17.8423
         Buy                   3,000               01/13/05              17.6618
         Buy                  10,900               01/14/05              17.7564
         Buy                  17,500               01/18/05              17.7912
         Buy                   9,600               01/19/05              17.8072
         Buy                   2,000               01/21/05              17.6535
         Buy                   2,500               01/24/05              17.4681
         Buy                     200               01/27/05              17.5835
         Buy                  10,600               01/28/05              17.5634
         Buy                   7,500               01/31/05              17.6454
         Buy                   6,900               02/02/05              17.7666
         Buy                  24,400               04/18/05              17.2760
         Buy                  11,500               04/19/05              17.3535
         Buy                  10,700               04/20/05              17.1833
         Buy                  17,900               05/20/05              17.8302
         Buy                  13,800               05/23/05              17.9107
         Buy                  11,300               05/24/05              17.8940
         Buy                  26,500               05/25/05              17.8479
         Buy                  56,400               05/26/05              17.9034

----------------------                                    ----------------------
CUSIP No. 895436103                   13D                    Page 42 of 72 Pages
----------------------                                    ----------------------

     Transaction             Quantity               Date                Price ($)
     -----------             --------               ----                ---------

         Buy                   5,300               05/27/05              17.9496
         Buy                   1,700               05/27/05              17.9585
         Buy                   2,000               06/03/05              18.0011
        Sell                   1,000               07/18/05              18.2707
        Sell                   1,300               07/21/05              18.4107
         Buy                     400               07/29/05              18.4800
         Buy                   2,300               10/04/05              18.2565
         Buy                  19,000               10/05/05              18.1118
         Buy                  30,400               10/06/05              17.9522
         Buy                  17,200               10/07/05              17.9067
         Buy                   1,800               10/10/05              17.8944
         Buy                     300               10/11/05              17.8200
         Buy                   2,700               10/12/05              17.6804
         Buy                     100               10/13/05              17.6200
         Buy                  27,600               10/14/05              17.6910
         Buy                  31,800               10/17/05              17.7842
         Buy                  59,800               10/18/05              17.8096
         Buy                  95,300               10/19/05              17.8047
         Buy                   5,400               10/20/05              17.9100
         Buy                  47,200               10/21/05              17.7650
         Buy                  76,500               10/24/05              17.8869
         Buy                   7,300               10/25/05              17.9377
         Buy                   8,200               10/26/05              17.9571
         Buy                     500               10/27/05              17.8360
         Buy                  11,300               10/28/05              17.8881
         Buy                  12,400               10/31/05              18.0410
         Buy                   5,900               11/02/05              18.1234
         Buy                   1,400               11/08/05              18.2100
         Buy                   6,800               11/09/05              18.2501
         Buy                   1,000               12/01/05              18.7680
         Buy                     315               12/02/05              18.7100
         Buy                     500               12/27/05              18.7300
         Buy                  15,100               12/27/05              18.7342
         Buy                   3,800               12/29/05              18.6602
        Sell                 400,000               01/06/06              19.1589
         Buy                  10,000               01/19/06              19.7500
         Buy                   5,000               01/20/06              19.7470
         Buy                  10,700               01/26/06              19.6019
         Buy                   8,600               01/27/06              19.7293
         Buy                   6,600               01/27/06              19.5998
         Buy                   9,600               01/30/06              19.7462
         Buy                   5,000               02/01/06              19.7170
         Buy                  19,800               02/02/06              19.6575
         Buy                   7,500               02/03/06              19.4568

----------------------                                    ----------------------
CUSIP No. 895436103                   13D                    Page 43 of 72 Pages
----------------------                                    ----------------------

     Transaction             Quantity               Date                Price ($)
     -----------             --------               ----                ---------

         Buy                  17,200               02/06/06              19.4471
         Buy                  31,900               02/08/06              19.3886
         Buy                   9,300               02/09/06              19.5183
         Buy                  33,600               02/13/06              19.4685
         Buy                  68,100               02/14/06              19.5387
         Buy                  32,900               02/15/06              19.6410
         Buy                  30,000               03/01/06              19.9024
         Buy                  19,800               03/07/06              19.8846
         Buy                  25,200               03/08/06              19.8854
         Buy                   6,500               03/09/06              19.9822
         Buy                  64,200               03/10/06              19.9879
         Buy                  12,700               03/13/06              19.9850
         Buy                  22,500               03/14/06              20.0925
         Buy                   2,100               03/14/06              20.0698
         Buy                  16,400               03/15/06              20.1656
         Buy                   1,500               03/24/06              20.2985
         Buy                  31,200               03/30/06              20.2727
         Buy                   9,300               03/31/06              20.3070
         Buy                  19,000               04/03/06              20.3504
         Buy                  21,500               04/04/06              20.4136
         Buy                  65,500               04/05/06              20.5568
         Buy                 115,800               04/05/06              20.5550
         Buy                   1,900               04/06/06              20.5676
        Sell                     800               04/06/06              20.6009
         Buy                   3,200               04/07/06              20.5028
         Buy                   7,400               04/10/06              20.4461
         Buy                  20,400               04/11/06              20.2968
         Buy                  30,400               04/12/06              20.3140
         Buy                  16,300               04/13/06              20.2925
         Buy                  58,300               04/17/06              20.2629
         Buy                  37,200               04/18/06              20.3394
         Buy                  46,600               04/19/06              20.5013
         Buy                  38,800               04/20/06              20.5273
         Buy                  29,000               04/21/06              20.5664
         Buy                  40,500               04/24/06              20.5094
         Buy                   5,200               04/25/06              20.4547
         Buy                  21,300               04/26/06              20.5862
         Buy                  29,300               04/27/06              20.5772
         Buy                  22,100               04/28/06              20.5514
         Buy                  10,500               05/01/06              20.6084
         Buy                  27,300               05/02/06              20.5953
         Buy                 400,000               05/04/06              20.5625
         Buy                  30,000               05/04/06              20.5189
         Buy                  24,500               05/05/06              20.6690

----------------------                                    ----------------------
CUSIP No. 895436103                   13D                    Page 44 of 72 Pages
----------------------                                    ----------------------

     Transaction             Quantity               Date                Price ($)
     -----------             --------               ----                ---------

        Sell                   5,300               05/05/06              20.6635
        Sell                     900               05/05/06              20.6594
         Buy                  39,800               05/08/06              20.6475
         Buy                  59,300               05/15/06              20.0425
         Buy                  20,100               05/16/06              20.1099
         Buy                  34,400               05/17/06              19.8080
         Buy                  42,100               05/18/06              19.7895
         Buy                  39,500               05/19/06              19.7235
         Buy                  59,100               05/22/06              19.6808
         Buy                  22,900               05/23/06              19.7540
         Buy                  30,000               05/24/06              19.5736
        Sell                  12,000               06/06/06              19.5978
        Sell                     500               06/07/06              19.5544
        Sell                     200               06/08/06              19.2194
 Transferred as Gift             200               07/05/06              N/A
        Sell                  65,100               09/20/06              20.8121
        Sell                  70,000               09/21/06              20.7761

                  WESTERN INVESTMENT INSTITUTIONAL PARTNERS LLC
         Buy                   5,300               12/03/04              17.9389
         Buy                  11,900               12/07/04              17.8839
         Buy                  15,000               12/08/04              17.7830
         Buy                  14,100               12/09/04              17.8686
         Buy                   3,000               12/10/04              17.8785
         Buy                   3,000               12/10/04              17.8585
         Buy                  42,600               12/10/04              17.8571
         Buy                  21,100               12/13/04              17.9713
         Buy                  70,000               12/15/04              18.0466
         Buy                   3,200               12/22/04              18.0429
         Buy                   6,400               12/23/04              18.1597
         Buy                  42,000               12/27/04              18.1635
         Buy                  22,500               12/29/04              18.1905
         Buy                   6,000               12/30/04              18.2264
         Buy                   4,300               12/30/04              18.2279
         Buy                     400               12/31/04              18.2835
        Sell                   5,300               03/29/05              17.6185
        Sell                  11,900               03/29/05              17.6185
        Sell                  15,000               03/29/05              17.6185
        Sell                  14,100               03/29/05              17.6185
        Sell                  42,600               03/29/05              17.6185
        Sell                  21,100               03/29/05              17.6185
        Sell                  10,000               03/29/05              17.6185
        Sell                   1,300               07/21/05              18.4107

----------------------                                    ----------------------
CUSIP No. 895436103                   13D                    Page 45 of 72 Pages
----------------------                                    ----------------------

     Transaction             Quantity               Date                Price ($)
     -----------             --------               ----                ---------

        Sell                 116,300               01/04/06              18.8591*
        Sell                 716,200               01/04/06              18.8593*

                    WESTERN INVESTMENT ACTIVISM PARTNERS LLC
         Buy                   2,100               11/02/04              17.0084
         Buy                   8,500               11/03/04              17.1680
         Buy                   5,600               11/04/04              17.2500
         Buy                  52,400               11/04/04              17.3245
         Buy                  27,600               11/05/04              17.5197
         Buy                  30,500               11/05/04              17.5075
         Buy                     700               11/08/04              17.5028
         Buy                   9,200               11/10/04              17.5350
         Buy                   5,500               11/11/04              17.5808
         Buy                   7,500               11/12/04              17.7413
         Buy                  15,900               11/12/04              17.6966
         Buy                  19,300               11/15/04              17.7817
         Buy                   5,400               11/23/04              17.5320
         Buy                   5,500               12/03/04              17.9445
         Buy                   8,700               12/06/04              17.8893
         Buy                  27,100               12/06/04              17.8657
         Buy                  24,000               12/08/04              17.7823
         Buy                  20,900               12/13/04              17.9710
         Buy                   1,800               12/14/04              18.0085
         Buy                   9,100               12/14/04              18.0289
         Buy                   3,000               12/16/04              18.1185
         Buy                   5,400               12/16/04              18.0866
         Buy                   7,100               12/17/04              18.0631
         Buy                   9,000               12/23/04              18.1587
         Buy                  61,000               12/28/04              18.2007
         Buy                  30,200               12/29/04              18.1908
         Buy                   6,000               01/03/05              18.2943
         Buy                   6,000               01/04/05              17.8693
         Buy                   3,000               02/03/05              17.6802
         Buy                   9,200               02/04/05              17.7951
         Buy                   3,600               02/07/05              17.9199
         Buy                   3,000               02/09/05              17.9302
        Sell                     300               02/09/05              17.9242
         Buy                   5,400               02/15/05              18.0863
         Buy                 198,000               01/03/06              18.6467
         Buy                 832,500               01/04/06              18.8603*

------------
* Shares  purchased  by Western  Investment  Activism  Partners LLC from Western
Investment Institutional Partners LLC.

----------------------                                    ----------------------
CUSIP No. 895436103                   13D                    Page 46 of 72 Pages
----------------------                                    ----------------------

     Transaction             Quantity               Date                Price ($)
     -----------             --------               ----                ---------

         Buy                  52,500               01/04/06              18.8811
         Buy                  14,300               01/05/06              18.9374
        Sell                   4,200               01/05/06              18.9800
         Buy                 400,000               01/06/06              19.1605
         Buy               1,161,000               01/06/06              19.3298
         Buy                 164,900               01/06/06              19.1342
        Sell                   1,600               01/06/06              19.1394
        Sell                  75,600               09/18/06              20.7031
        Sell                 164,300               09/19/06              20.7018
        Sell                 130,000               09/22/06              20.6702
         Buy                   7,000               09/29/06              20.9565
         Buy                  18,300               10/06/06              21.0410

                WESTERN INVESTMENT TOTAL RETURN MASTER FUND LTD.
        Sell                   5,700               12/31/04              18.2796
        Sell                   3,000               12/31/04              18.2796
        Sell                   1,000               12/31/04              18.2796
        Sell                   2,100               12/31/04              18.2796
        Sell                     500               12/31/04              18.2796
        Sell                     500               12/31/04              18.2796
        Sell                     600               12/31/04              18.2796
        Sell                   1,300               12/31/04              18.2796
        Sell                     500               12/31/04              18.2796
        Sell                     400               12/31/04              18.2796
        Sell                     400               12/31/04              18.2796
        Sell                   1,000               12/31/04              18.2800
        Sell                   1,700               12/31/04              18.2800
        Sell                   2,600               12/31/04              18.2800
        Sell                     500               12/31/04              18.2800
        Sell                   1,500               12/31/04              18.2800
        Sell                   1,200               12/31/04              18.2800
        Sell                     800               12/31/04              18.2800
        Sell                   2,000               12/31/04              18.2800
        Sell                   1,200               12/31/04              18.2800
        Sell                   2,800               12/31/04              18.2800
        Sell                     500               12/31/04              18.2800
        Sell                   1,700               12/31/04              18.2800
        Sell                     500               12/31/04              18.2800
        Sell                  44,900               12/31/04              18.2800
         Buy                   1,600               06/08/06              19.3963
         Buy                   3,300               06/09/06              19.3296

------------
* Shares  purchased  by Western  Investment  Activism  Partners LLC from Western
Investment Institutional Partners LLC.

----------------------                                    ----------------------
CUSIP No. 895436103                   13D                    Page 47 of 72 Pages
----------------------                                    ----------------------

     Transaction             Quantity               Date                Price ($)
     -----------             --------               ----                ---------

         Buy                  14,400               06/12/06              19.2739
         Buy                   9,200               06/13/06              18.8823
         Buy                   6,600               06/15/06              19.1582
         Buy                  12,600               06/16/06              19.1948
         Buy                   3,100               06/19/06              19.0917
         Buy                  23,100               06/20/06              19.1099
        Sell                     400               06/21/06              19.2494
         Buy                   3,500               06/22/06              19.1228
         Buy                  14,300               06/26/06              19.0804
         Buy                  16,900               06/27/06              19.0449
         Buy                  27,600               06/28/06              19.0252
         Buy                  45,300               06/29/06              19.3292
         Buy                  45,700               06/30/06              19.4613
         Buy                  36,600               07/03/06              19.5610
         Buy                  17,200               07/05/06              19.5003
         Buy                   6,900               07/06/06              19.5522
         Buy                  50,600               07/07/06              19.5210
         Buy                  29,700               07/10/06              19.4460
         Buy                  16,600               07/11/06              19.4179
         Buy                   4,000               07/13/06              19.1375
         Buy                   1,300               07/14/06              18.8919
         Buy                  53,100               07/17/06              18.9185
         Buy                  42,400               07/18/06              18.9227
         Buy                  10,500               07/19/06              19.1424
         Buy                  29,300               07/19/06              19.2811
         Buy                   7,100               07/20/06              19.3516
         Buy                  19,200               07/24/06              19.2967
        Sell                   3,000               07/24/06              19.2211
         Buy                  17,900               07/25/06              19.3654
         Buy                  22,500               07/26/06              19.4883
         Buy                  12,200               07/27/06              19.6288
         Buy                  23,100               07/28/06              19.6993
         Buy                   3,900               07/31/06              19.7273
         Buy                   7,400               08/01/06              19.6111
         Buy                  11,700               08/02/06              19.6929
         Buy                  21,900               08/03/06              19.7309
         Buy                   1,400               08/07/06              19.5721
         Buy                   6,500               08/08/06              19.6008
         Buy                  20,300               08/09/06              19.6371
         Buy                  39,900               08/10/06              19.4416
         Buy                   7,000               08/14/06              19.5791

                         BENCHMARK PLUS PARTNERS, L.L.C.
         Buy                   1,900               10/25/04              16.3500

----------------------                                    ----------------------
CUSIP No. 895436103                   13D                    Page 48 of 72 Pages
----------------------                                    ----------------------

     Transaction             Quantity               Date                Price ($)
     -----------             --------               ----                ---------

         Buy                  10,600               10/26/04              16.5300
         Buy                  11,000               10/27/04              16.7375
         Buy                  14,400               11/22/04              17.6445
         Buy                   9,600               11/23/04              17.6415
         Buy                  11,700               11/24/04              17.7291
         Buy                  10,300               11/26/04              17.8250
         Buy                   3,500               11/29/04              17.8229
         Buy                   3,400               11/30/04              17.7088
         Buy                  12,700               12/14/04              18.0650
         Buy                   9,000               02/15/05              18.1029
         Buy                   3,100               02/16/05              18.1014
         Buy                  16,625               02/17/05              18.0405
         Buy                  13,700               02/18/05              18.0168
         Buy                  29,500               02/22/05              17.8765
         Buy                  41,200               02/23/05              17.8677
         Buy                  19,600               02/24/05              17.9110
         Buy                  10,000               02/25/05              18.1343
         Buy                  13,200               02/28/05              18.0367
         Buy                   8,300               03/01/05              18.1270
         Buy                  18,700               03/02/05              18.1543
         Buy                   2,000               03/02/05              18.1300
         Buy                     800               03/03/05              18.1750
         Buy                  12,300               03/03/05              18.1712
         Buy                  15,400               03/04/05              18.3163
         Buy                  13,000               03/07/05              18.4154
         Buy                  10,900               03/08/05              18.3435
         Buy                   7,000               03/09/05              18.2186
         Buy                   4,000               03/10/05              18.1409
         Buy                   4,000               03/11/05              18.1417
         Buy                   4,900               03/14/05              18.0937
         Buy                   1,700               03/15/05              18.1881
         Buy                   2,900               03/23/05              17.5895
         Buy                   3,600               03/24/05              17.6830
         Buy                  11,300               03/28/05              17.6806
         Buy                   7,500               03/29/05              17.6043
         Buy                  11,900               03/30/05              17.6705
         Buy                   5,100               03/31/05              17.7907
         Buy                   3,900               04/01/05              17.6739
         Buy                   6,500               04/04/05              17.6396
         Buy                   4,300               04/05/05              17.8015
         Buy                   1,800               04/06/05              17.9002
         Buy                   2,500               04/07/05              17.9313
         Buy                   1,800               04/08/05              17.8366
         Buy                   3,100               04/11/05              17.7921

----------------------                                    ----------------------
CUSIP No. 895436103                   13D                    Page 49 of 72 Pages
----------------------                                    ----------------------

     Transaction             Quantity               Date                Price ($)
     -----------             --------               ----                ---------

         Buy                   5,500               04/12/05              17.7106
         Buy                   2,500               04/13/05              17.7822
         Buy                  12,600               04/14/05              17.6489
         Buy                   5,700               04/15/05              17.4753
         Buy                     700               04/18/05              17.2760
         Buy                  26,400               04/21/05              17.3440
         Buy                   4,900               04/22/05              17.3303
         Buy                  31,700               04/25/05              17.4545
         Buy                  17,300               04/26/05              17.4420
         Buy                  17,800               04/27/05              17.2971
         Buy                  17,600               04/29/05              17.3154
         Buy                   3,600               05/02/05              17.4098
         Buy                   1,800               05/03/05              17.4200
         Buy                   7,200               05/04/05              17.5924
         Buy                  17,800               05/05/05              17.6490
         Buy                   5,000               05/06/05              17.6689
         Buy                  14,800               05/09/05              17.6438
         Buy                  20,500               05/10/05              17.5859
         Buy                  27,100               05/11/05              17.5609
         Buy                  33,600               05/12/05              17.5536
         Buy                  29,200               05/13/05              17.4242
         Buy                  58,400               05/16/05              17.4859
         Buy                  48,000               05/17/05              17.5502
         Buy                  10,700               05/18/05              17.7169
         Buy                  24,000               05/27/05              17.9496
         Buy                  19,700               05/31/05              17.8876
         Buy                  17,900               06/01/05              17.9896
         Buy                   1,900               06/02/05              17.9994
         Buy                   3,250               06/03/05              18.0011
         Buy                     500               06/07/05              18.0594
         Buy                   1,400               06/09/05              17.9495
         Buy                   4,700               06/10/05              17.9077
         Buy                   6,500               06/13/05              17.9750
         Buy                   5,500               06/14/05              17.9682
         Buy                   2,600               06/15/05              17.9993
         Buy                   5,200               06/16/05              18.0634
         Buy                   7,600               06/17/05              18.1829
         Buy                   6,200               06/20/05              18.1638
         Buy                  16,100               06/21/05              18.1730
         Buy                  17,000               06/22/05              18.1789
         Buy                  23,000               06/23/05              18.1218
         Buy                   5,000               06/24/05              17.9375
         Buy                   1,300               06/27/05              17.8266
         Buy                   4,100               07/05/05              17.8661

----------------------                                    ----------------------
CUSIP No. 895436103                   13D                    Page 50 of 72 Pages
----------------------                                    ----------------------

     Transaction             Quantity               Date                Price ($)
     -----------             --------               ----                ---------

         Buy                     700               07/06/05              17.8917
         Buy                   3,000               07/07/05              17.8001
         Buy                   4,200               07/08/05              17.9972
         Buy                   4,900               07/11/05              18.1280
         Buy                   4,200               07/12/05              18.1842
         Buy                   9,800               07/13/05              18.1949
         Buy                   2,800               07/15/05              18.2989
         Buy                   2,600               07/20/05              18.3866
         Buy                   1,100               07/27/05              18.4300
         Buy                   5,700               07/28/05              18.5230
         Buy                   1,200               08/01/05              18.4268
         Buy                   5,000               08/02/05              18.5069
         Buy                     600               08/04/05              18.4879
         Buy                   3,200               08/09/05              18.4103
         Buy                   6,500               08/10/05              18.5466
         Buy                     800               08/11/05              18.4636
         Buy                   1,000               09/09/05              18.4800
         Buy                   3,000               09/19/05              18.2570
         Buy                  13,000               03/01/06              19.9024
         Buy                  19,500               03/03/06              20.0710
         Buy                   2,100               03/06/06              20.0300
         Buy                  46,000               03/14/06              20.0925
         Buy                   7,500               03/17/06              20.3200
         Buy                  13,200               03/20/06              20.2923
         Buy                   1,000               03/20/06              20.3050
         Buy                   5,000               03/21/06              20.2962
         Buy                  17,000               03/27/06              20.2796
         Buy                  13,900               03/28/06              20.3101
         Buy                  23,100               03/29/06              20.3029
         Buy                   2,600               03/29/06              20.3088
         Buy                   7,200               03/31/06              20.2826
         Buy                   6,500               04/03/06              20.3516
         Buy                  20,200               05/24/06              19.4931
         Buy                   5,100               05/25/06              19.6645
         Buy                     400               05/30/06              19.7900
         Buy                   6,700               05/31/06              19.6307
         Buy                   9,300               06/02/06              19.9484
         Buy                   2,300               08/28/06              20.2500
         Buy                     100               09/20/06              20.9050

                  BENCHMARK PLUS INSTITUTIONAL PARTNERS, L.L.C.
         Buy                  17,000               03/10/05              18.1409
         Buy                  15,800               03/11/05              18.1417
         Buy                  19,400               03/14/05              18.0937

----------------------                                    ----------------------
CUSIP No. 895436103                   13D                    Page 51 of 72 Pages
----------------------                                    ----------------------

     Transaction             Quantity               Date                Price ($)
     -----------             --------               ----                ---------

         Buy                   6,600               03/15/05              18.1881
         Buy                     200               03/16/05              17.9400
         Buy                  11,400               03/23/05              17.5895
         Buy                  14,600               03/24/05              17.6830
         Buy                  44,000               03/28/05              17.6806
         Buy                  29,800               03/29/05              17.6043
         Buy                 120,000               03/29/05              17.6209
         Buy                  47,700               03/30/05              17.6705
         Buy                  20,200               03/31/05              17.7907
         Buy                  15,400               04/01/05              17.6739
         Buy                  25,600               04/04/05              17.6396
         Buy                  17,200               04/05/05              17.8015
         Buy                   7,300               04/06/05              17.9002
         Buy                  10,200               04/07/05              17.9313
         Buy                   7,200               04/08/05              17.8366
         Buy                  12,500               04/11/05              17.7921
         Buy                  21,800               04/12/05              17.7106
         Buy                   9,900               04/13/05              17.7822
         Buy                  29,300               04/14/05              17.6489
         Buy                  22,700               04/15/05              17.4753
         Buy                  31,300               04/18/05              17.2760
         Buy                   8,000               04/21/05              17.3440
         Buy                   2,200               04/22/05              17.3303
         Buy                  10,600               04/25/05              17.4545
         Buy                   5,700               04/26/05              17.4420
         Buy                   6,000               04/27/05              17.2971
         Buy                   5,800               04/29/05              17.3154
         Buy                   1,200               05/02/05              17.4098
         Buy                     600               05/03/05              17.4200
         Buy                   1,800               05/04/05              17.5924
         Buy                   4,400               05/05/05              17.6490
         Buy                   1,200               05/06/05              17.6689
         Buy                   3,700               05/09/05              17.6438
         Buy                   5,100               05/10/05              17.5859
         Buy                  19,700               05/31/05              17.8876
         Buy                  17,900               06/01/05              17.9896
         Buy                  10,500               06/02/05              17.9994
         Buy                   4,250               06/03/05              18.0011
         Buy                   7,000               06/06/05              17.9114
         Buy                   3,000               06/07/05              18.0594
         Buy                   6,500               06/08/05              17.9800
         Buy                   7,700               06/09/05              17.9495
         Buy                  26,900               06/10/05              17.9077
         Buy                  36,600               06/13/05              17.9750

----------------------                                    ----------------------
CUSIP No. 895436103                   13D                    Page 52 of 72 Pages
----------------------                                    ----------------------

     Transaction             Quantity               Date                Price ($)
     -----------             --------               ----                ---------

         Buy                  31,000               06/14/05              17.9682
         Buy                  14,600               06/15/05              17.9993
         Buy                  20,800               06/16/05              18.0634
         Buy                  31,300               06/17/05              18.1829
         Buy                  24,800               06/20/05              18.1638
         Buy                  64,500               06/21/05              18.1730
         Buy                  69,500               06/22/05              18.1789
         Buy                  84,300               06/23/05              18.1218
         Buy                  20,600               06/24/05              17.9375
         Buy                   5,100               06/27/05              17.8266
         Buy                   1,300               07/01/05              17.7731
         Buy                  16,600               07/05/05              17.8661
         Buy                   2,900               07/06/05              17.8917
         Buy                  11,100               07/07/05              17.8001
         Buy                   9,000               07/08/05              17.9972
         Buy                  19,500               07/11/05              18.1280
         Buy                  16,900               07/12/05              18.1842
         Buy                  39,000               07/13/05              18.1949
         Buy                     300               07/14/05              18.2800
         Buy                  11,300               07/15/05              18.2989
         Buy                  10,500               07/20/05              18.3866
         Buy                   3,300               07/27/05              18.4300
         Buy                  22,800               07/28/05              18.5230
         Buy                   4,800               08/01/05              18.4268
         Buy                  19,800               08/02/05              18.5069
         Buy                     700               08/03/05              18.4700
         Buy                   2,200               08/04/05              18.4879
         Buy                  12,800               08/09/05              18.4103
         Buy                  26,200               08/10/05              18.5466
         Buy                   3,100               08/11/05              18.4636
         Buy                   1,600               08/17/05              18.3700
         Buy                   1,400               08/18/05              18.3300
         Buy                     200               08/22/05              18.3900
         Buy                     200               09/06/05              18.2800
         Buy                   1,000               09/09/05              18.4800
         Buy                     600               09/16/05              18.3700
         Buy                  12,200               09/19/05              18.2570
         Buy                  17,500               02/16/06              19.7394
         Buy                   6,800               02/17/06              19.8256
         Buy                   9,800               02/21/06              19.8003
         Buy                  16,600               02/22/06              19.8837
         Buy                   7,900               02/23/06              19.9168
         Buy                   5,700               02/24/06              19.8868
         Buy                  27,000               02/27/06              19.9745

----------------------                                    ----------------------
CUSIP No. 895436103                   13D                    Page 53 of 72 Pages
----------------------                                    ----------------------

     Transaction             Quantity               Date                Price ($)
     -----------             --------               ----                ---------

         Buy                  16,400               05/26/06              19.8188
         Buy                  27,600               06/01/06              19.8313
         Buy                   9,300               06/02/06              19.9484
         Buy                  20,000               08/15/06              19.7221
         Buy                  19,100               08/16/06              19.9379
         Buy                  27,200               08/17/06              20.0425
         Buy                  38,300               08/18/06              20.2663
         Buy                   1,900               08/24/06              20.1861
         Buy                     100               08/25/06              20.3050
         Buy                  82,100               08/29/06              20.2887
         Buy                   6,900               08/30/06              20.3558
         Buy                  16,400               08/31/06              20.4765
         Buy                  40,200               09/01/06              20.5042
         Buy                  15,000               09/05/06              20.5454
         Buy                  25,000               09/13/06              20.4662
         Buy                     100               09/14/06              20.6250
         Buy                   1,700               09/15/06              20.6209
         Buy                     200               09/18/06              20.7650

                                ARTHUR D. LIPSON
         Buy                   1,000               12/02/05              18.7613
 Transferred as Gift             100               02/24/06              N/A

----------------------                                    ----------------------
CUSIP No. 895436103                   13D                    Page 54 of 72 Pages
----------------------                                    ----------------------

                                 ELYSE NAKAJIMA
       Received as Gift          100               02/24/06              N/A

                                   PAUL DEROSA
       Received as Gift          100               07/05/06              N/A

             TRANSACTIONS IN THE PREFERRED STOCK OF TRI-CONTINENTAL

                    WESTERN INVESTMENT ACTIVISM PARTNERS LLC

     Transaction             Quantity               Date                Price ($)
     -----------             --------               ----                ---------

         Buy                     200               07/21/06              42.0585
         Buy                     300               07/26/06              41.9600
         Buy                     500               08/02/06              42.2265
         Buy                     100               08/07/06              42.2700
         Buy                   1,900               08/09/06              42.2137
         Buy                   1,100               08/17/06              42.9345
         Buy                     100               08/18/06              43.1085
         Buy                     300               08/22/06              43.1500
         Buy                     500               08/25/06              43.2900
         Buy                     100               08/30/06              43.3000
         Buy                     200               08/31/06              43.6000
         Buy                     200               09/25/06              44.5500
         Buy                     700               09/26/06              44.4300
         Buy                   1,000               10/05/06              44.5300

----------------------                                    ----------------------
CUSIP No. 895436103                   13D                    Page 55 of 72 Pages
----------------------                                    ----------------------

                                    EXHIBIT B

         LETTER SUBMITTING STOCKHOLDER PROPOSAL AND SUPPORTING STATEMENT

                     WESTERN INVESTMENT HEDGED PARTNERS L.P.
                     2855 EAST COTTONWOOD PARKWAY, SUITE 110
                           SALT LAKE CITY, UTAH 84121

                                                                October 16, 2006

BY HAND

Tri-Continental Corporation
c/o Seligman Data Corp.
100 Park Avenue
New York, New York 10017
Attn:  Corporate Secretary

         Re:      SUBMISSION OF STOCKHOLDER PROPOSAL FOR 2007 ANNUAL MEETING OF
                  STOCKHOLDERS OF TRI-CONTINENTAL CORPORATION

Dear Sir:

         Western Investment Hedged Partners L.P., a Delaware limited partnership
("Western  Investment"),  is submitting the resolution and supporting  statement
attached   hereto   EXHIBIT  A  for   inclusion   in  the  proxy   statement  of
Tri-Continental  Corporation  ("Tri-Continental")  in respect of the 2007 annual meeting of stockholders (the "Annual Meeting") of Tri-Continental.

         As of the date hereof,  Western  Investment is the beneficial  owner of
3,039,915 shares of common stock of  Tri-Continental  and intends to continue to hold no less than the  required  number of such  shares  through the date of the
Annual  Meeting.  1,000 of such shares are held of record by Western  Investment and the remaining such shares are held in Western  Investment's  prime brokerage accounts.  Cede & Co., as the nominee of The Depository  Trust  Company,  is the holder  of  record  of the  beneficially-owned  shares.  As of the date  hereof,
Western  Investment  has  continuously  held at least  $2,000 in market value of
Tri-Continental's  securities  entitled to be voted on the proposal for at least one year, as evidenced by copies of the Schedule 13D, and its exhibits,  jointly filed by Western  Investment  on January 6, 2006 and all  subsequent  amendments thereto jointly filed by Western Investment attached hereto as EXHIBIT B.

         A  representative  of Western  Investment  will appear in person at the
Annual Meeting to present the resolution.

----------------------                                    ----------------------
CUSIP No. 895436103                   13D                    Page 56 of 72 Pages
----------------------                                    ----------------------

         This  notice is  submitted  in  accordance  with Rule  14a-8  under the
Securities  Exchange Act of 1934, as amended.  We assume the attached resolution and supporting  statement will be included in  Tri-Continental's  proxy material for the Annual Meeting unless we are advised otherwise in writing.

                                            Very truly yours,

                                            WESTERN INVESTMENT HEDGED PARTNERS L.P.

                                            By: Western Investment LLC,
                                                Its General Partner

                                            By: /s/ Arthur D. Lipson
                                                --------------------------------
                                            Name: Arthur D. Lipson
                                            Title: Managing Member

----------------------                                    ----------------------
CUSIP No. 895436103                   13D                    Page 57 of 72 Pages
----------------------                                    ----------------------

                                                                       EXHIBIT A

                      THE PROPOSAL AND SUPPORTING STATEMENT

         Resolved:  That the  stockholders  hereby  recommend  that the board of directors of  Tri-Continental  Corporation be prohibited  from retaining J. & W.
Seligman & Co.  Incorporated  as  investment  manager,  or any other  investment manager  which is the subject of a  complaint,  filed by, or which is  otherwise under formal  investigation  by, the Securities  and Exchange  Commission or the
office of the attorney general of any state in the United States.

SUPPORTING STATEMENT

         Fellow  investors,  the safety of our  investment  must be our  primary concern.  On September  26, 2006 New York State  Attorney  General Eliot Spitzer
filed  a  75  page  complaint  against  J.  & W.  Seligman  &  Co.  Incorporated
("Seligman"),  alleging multiple acts of fraud and misrepresentation,  including that Seligman  sanctioned  numerous secret timing  arrangements  that cost small investors $80 million.  The New York Attorney  General ("AG") also accused Brian
Zino, the President and Director of Seligman and Tri-Continental,  of committing multiple  frauds  and  misrepresentations.  The AG's  lawsuit  seeks  injunctive relief, disgorgement of fees and profits, and restitution, as well as penalties.

         The  AG  is  accusing  Seligman,   among  other  things,  of  willfully
permitting mutual fund timing on hundreds of occasions, a strategy the AG states is used by sophisticated  investors to skim millions out of mutual funds. The AG extensively, and shockingly, quotes numerous Seligman employees warning Seligman management of these actions, and alleges that these warnings were disregarded.

         We do not believe that an investment manager accused of multiple frauds is the safest person to be managing the savings of Tri-Continental stockholders.
Stockholders  should  ask how can the  Tri-Continental  board  argue  that it is serving  Tri-Continental  stockholders  so long as it approves the  retention of
Seligman as Tri-Continental's investment manager. As Morningstar recently noted,
"when any firm is  embroiled in a  toe-to-toe  showdown  with both the SEC and a state attorney general, that casts a dark cloud of uncertainty over said firm."

         Seligman may tell you that the AG's  lawsuit has no merit,  that it has investigated  itself,  that it found only four instances of the timing  activity and that it has made  restitution  payments of $2 million.  In fact,  the AG has publicly stated:

               o  Seligman's claim to have  investigated  itself is disingenuous because it  focused  on a  conveniently  limited  time  frame, omitting a period when most of the alleged skimming occurred.

----------------------                                    ----------------------
CUSIP No. 895436103                   13D                    Page 58 of 72 Pages
----------------------                                    ----------------------

               o  The  frauds   involving   Seligman  mutual  funds  cost  small
                  investors $80 million.

         WE URGE YOU TO VOTE FOR THE  STOCKHOLDER  PROPOSAL.  THIS  WILL  SEND A
CLEAR  MESSAGE TO THE BOARD  THAT POOR  PERFORMANCE  FROM A TROUBLED  INVESTMENT
MANAGER UNDER A CLOUD OF UNCERTAINTY IS NOT ACCEPTABLE.

----------------------                                    ----------------------
CUSIP No. 895436103                   13D                    Page 59 of 72 Pages
----------------------                                    ----------------------

                                                                       EXHIBIT B

               [On file with Securities and Exchange Commission at
                              http://www.sec.gov]

----------------------                                    ----------------------
CUSIP No. 895436103                   13D                    Page 60 of 72 Pages
----------------------                                    ----------------------

                                    EXHIBIT C

                              CONSENTS OF NOMINEES

                                 ROBERT FERGUSON
                      C/O BENCHMARK PLUS MANAGEMENT, L.L.C.
                             820 A STREET, SUITE 700
                                TACOMA, WA 98402

                                                                October 16, 2006

Tri-Continental Corporation
c/o Seligman Data Corp.
100 Park Avenue
New York, New York 10017
Attn:  Corporate Secretary

Dear Sir:

         You are hereby notified that the undersigned consents to (i) being named as a nominee in the notice provided by Western Investment Hedged Partners
L.P. ("Western") and Arthur D. Lipson of their intention to nominate the undersigned as a director of Tri-Continental Corporation ("Tri-Continental") at
the next annual meeting of stockholders, or any other meeting of stockholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof (the "Annual Meeting"), (ii) being named as a nominee in any proxy statement filed by Western and/or Mr. Lipson in connection with the solicitation of proxies or written consents for election of the undersigned at the Annual Meeting, and (iii) serving as a director of Tri-Continental if elected at the Annual Meeting.

                                            Very truly yours,

                                            /s/ Robert Ferguson
                                            ------------------------------------
                                            Robert Ferguson

----------------------                                    ----------------------
CUSIP No. 895436103                   13D                    Page 61 of 72 Pages
----------------------                                    ----------------------

                                   PAUL DEROSA
                                C/O MT LUCAS, LLC
                                730 FIFTH AVENUE
                               NEW YORK, NY 10019

                                                                October 16, 2006

Tri-Continental Corporation
c/o Seligman Data Corp.
100 Park Avenue
New York, New York 10017
Attn:  Corporate Secretary

Dear Sir:

         You are hereby notified that the undersigned consents to (i) being named as a nominee in the notice provided by Western Investment Hedged Partners
L.P. ("Western") and Arthur D. Lipson of their intention to nominate the undersigned as a director of Tri-Continental Corporation ("Tri-Continental") at
the next annual meeting of stockholders, or any other meeting of stockholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof (the "Annual Meeting"), (ii) being named as a nominee in any proxy statement filed by Western and/or Mr. Lipson in connection with the solicitation of proxies or written consents for election of the undersigned at the Annual Meeting, and (iii) serving as a director of Tri-Continental if elected at the Annual Meeting.

                                            Very truly yours,

                                            /s/ Paul DeRosa
                                            ------------------------------------
                                            Paul DeRosa

----------------------                                    ----------------------
CUSIP No. 895436103                   13D                    Page 62 of 72 Pages
----------------------                                    ----------------------

                                ARTHUR D. LIPSON
                           C/O WESTERN INVESTMENT LLC
                      2855 E. COTTONWOOD PARKWAY, SUITE 110
                           SALT LAKE CITY, UTAH 84121

                                                                October 16, 2006

Tri-Continental Corporation
c/o Seligman Data Corp.
100 Park Avenue
New York, New York 10017
Attn:  Corporate Secretary

Dear Sir:

         You are hereby notified that the undersigned consents to (i) being named as a nominee in the notice provided by Western Investment Hedged Partners
L.P. ("Western") and Arthur D. Lipson of their intention to nominate the undersigned as a director of Tri-Continental Corporation ("Tri-Continental") at
the next annual meeting of stockholders, or any other meeting of stockholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof (the "Annual Meeting"), (ii) being named as a nominee in any proxy statement filed by Western and/or Mr. Lipson in connection with the solicitation of proxies or written consents for election of the undersigned at the Annual Meeting, and (iii) serving as a director of Tri-Continental if elected at the Annual Meeting.

                                            Very truly yours,

                                            /s/ Arthur D. Lipson
                                            ------------------------------------
                                            Arthur D. Lipson

----------------------                                    ----------------------
CUSIP No. 895436103                   13D                    Page 63 of 72 Pages
----------------------                                    ----------------------

                                                                       Exhibit 2

              AMENDMENT TO JOINT FILING AND SOLICITATION AGREEMENT

         WHEREAS,   the  undersigned  are  parties  to  that  Joint  Filing  and
Solicitation  Agreement  made July 3, 2006 (the  "Joint  Filing  Agreement")  in
respect    of    Tri-Continental    Corporation,    a    Maryland    corporation
("Tri-Continental");

         WHEREAS, pursuant to the Joint Filing Agreement, Western Investment LLC
("Western Investment"),  Western Investment Hedged Partners LP ("WIHP"), Western
Investment  Activism  Partners LLC, Western  Investment Total Return Master Fund
Ltd., Arthur D. Lipson,  Paul DeRosa,  David B. Ford, Elyse Nakajima,  Benchmark
Plus  Institutional  Partners,   L.L.C.,  Benchmark  Plus  Management,   L.L.C.,
Benchmark Plus Partners, L.L.C., Paradigm Partners, N.W., Inc., Scott Franzblau,
Robert  Ferguson and Michael  Dunmire  formed a group for the purpose of seeking representation on the Board of Directors of Tri-Continental;

         WHEREAS,  the parties  hereto wish to continue their efforts in respect of Tri-Continental.  David B. Ford has previously withdrawn from the group as of the date hereof;

         WHEREAS,  Mr. Lipson intends to nominate Arthur D. Lipson,  Paul DeRosa and Robert  Ferguson  as  nominees  to be elected to the Board of  Directors  of
Tri-Continental   at  the  next  annual  general   meeting  of  stockholders  of
Tri-Continental,  or any other meeting of stockholders held in lieu thereof, and any  adjournments,  postponements,  reschedulings or continuations  thereof (the
"Annual Meeting"); and

         WHEREAS,  the parties hereto wish the terms and agreements set forth in the Joint  Filing  Agreement  to remain in effect  with  respect  to the  Annual
Meeting.

         NOW, IT IS AGREED, this 16th day of October 2006 by the parties hereto:

         1. Each of the  undersigned  agrees that the terms and  agreements  set forth in the Joint Filing  Agreement remain in effect with respect to the Annual
Meeting.

         2. Each of the  undersigned  agrees to vote in favor of and to  solicit proxies or written consents in favor of the approval of the stockholder proposal and supporting  statement submitted on October 17, 2006 by WIHP pursuant to Rule
14a-8 under the Securities  Exchange Act of 1934, as amended,  to be included in
Tri-Continental's proxy statement in respect of the Annual Meeting.

         3.  Robert  Ferguson  shall be, and  without  further  act hereby is, a beneficiary of the indemnity  granted by Western  Investment in Section 5 of the
Joint  Filing  Agreement to the same extent as if his name were  originally  set forth  therein as a beneficiary  and Section 5 of the Joint Filing  Agreement is hereby  amended  and shall be read and  construed  to give  full  effect to such amendment and indemnity.

         4. This Amendment may be executed in counterparts,  each of which shall be deemed an original and all of which, taken together, shall constitute but one and the same instrument, which may be sufficiently evidenced by one counterpart.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

----------------------                                    ----------------------
CUSIP No. 895436103                   13D                    Page 64 of 72 Pages
----------------------                                    ----------------------

         IN WITNESS  WHEREOF,  the parties  hereto have caused this Amendment to
Joint  Filing and  Solicitation  Agreement to be executed as of the day and year first above written.

                                        WESTERN INVESTMENT LLC

                                        By: /s/ Arthur D. Lipson
                                            ------------------------------------
                                        Name: Arthur D. Lipson
                                        Title: Sole Member

                                        WESTERN INVESTMENT HEDGED PARTNERS LP

                                        By: Western Investment LLC,
                                        Its General Partner

                                        By: /s/ Arthur D. Lipson
                                            ------------------------------------
                                        Name: Arthur D. Lipson
                                        Title: Managing Member

                                        WESTERN INVESTMENT ACTIVISM PARTNERS LLC

                                        By: Western Investment LLC,
                                        Its Managing Member

                                        By: /s/ Arthur D. Lipson
                                            ------------------------------------
                                        Name: Arthur D. Lipson
                                        Title: Managing Member

                                        WESTERN INVESTMENT TOTAL RETURN MASTER
                                        FUND LTD.

                                        By: Western Investment LLC,
                                        Its Investment Manager

                                        By: /s/ Arthur D. Lipson
                                            ------------------------------------
                                        Name: Arthur D. Lipson
                                        Title: Managing Member

                                            /s/ Arthur D. Lipson
                                            ------------------------------------
                                        ARTHUR D. LIPSON

             [SIGNATURE PAGE TO AMENDMENT TO JOINT FILING AGREEMENT]

----------------------                                    ----------------------
CUSIP No. 895436103                   13D                    Page 65 of 72 Pages
----------------------                                    ----------------------

                                        BENCHMARK PLUS INSTITUTIONAL PARTNERS,
                                        L.L.C.

                                        By: Benchmark Plus Management, L.L.C.,
                                        Its Managing Member

                                        By: /s/ Scott Franzblau
                                            ------------------------------------
                                        Name: Scott Franzblau
                                        Title: Managing Member

                                        By: /s/ Robert Ferguson
                                            ------------------------------------
                                        Name: Robert Ferguson
                                        Title: Managing Member

                                        BENCHMARK PLUS MANAGEMENT, L.L.C.

                                        By: /s/ Scott Franzblau
                                            ------------------------------------
                                        Name: Scott Franzblau
                                        Title: Managing Member

                                        By: /s/ Robert Ferguson
                                            ------------------------------------
                                        Name: Robert Ferguson
                                        Title: Managing Member

                                        BENCHMARK PLUS PARTNERS, L.L.C.

                                        By: Paradigm Partners, N.W., Inc.
                                        Its Managing Member

                                        By: /s/ Robert Ferguson
                                            ------------------------------------
                                        Name: Robert Ferguson
                                        Title: President

                                        By: /s/ Michael Dunmire
                                            ------------------------------------
                                        Name: Michael Dunmire
                                        Title: Chairman of the Board

                                        PARADIGM PARTNERS, N.W., INC.

                                        By: /s/ Robert Ferguson
                                            ------------------------------------
                                        Name: Robert Ferguson
                                        Title: President

                                        By: /s/ Michael Dunmire
                                            ------------------------------------
                                        Name: Michael Dunmire
                                        Title: Chairman of the Board

                                        /s/ Scott Franzblau
                                        ----------------------------------------
                                        SCOTT FRANZBLAU

             [SIGNATURE PAGE TO AMENDMENT TO JOINT FILING AGREEMENT]

----------------------                                    ----------------------
CUSIP No. 895436103                   13D                    Page 66 of 72 Pages
----------------------                                    ----------------------

                                        /s/ Robert Ferguson
                                        ----------------------------------------
                                        ROBERT FERGUSON

                                        /s/ Michael Dunmire
                                        ----------------------------------------
                                        MICHAEL DUNMIRE

             [SIGNATURE PAGE TO AMENDMENT TO JOINT FILING AGREEMENT]

----------------------                                    ----------------------
CUSIP No. 895436103                   13D                    Page 67 of 72 Pages
----------------------                                    ----------------------

                                        /s/ Paul DeRosa
                                        ----------------------------------------
                                        PAUL DEROSA

             [SIGNATURE PAGE TO AMENDMENT TO JOINT FILING AGREEMENT]

----------------------                                    ----------------------
CUSIP No. 895436103                   13D                    Page 68 of 72 Pages
----------------------                                    ----------------------

                                        /s/ Elyse Nakajima
                                        ----------------------------------------
                                        ELYSE NAKAJIMA

             [SIGNATURE PAGE TO AMENDMENT TO JOINT FILING AGREEMENT]

----------------------                                    ----------------------
CUSIP No. 895436103                   13D                    Page 69 of 72 Pages
----------------------                                    ----------------------

                                                                       Exhibit 3

                                POWER OF ATTORNEY

         Know all by these presents, that the undersigned hereby constitutes and appoints  ARTHUR D. LIPSON signing  singly,  the  undersigned's  true and lawful attorney-in-fact to take any and all action in connection with the investment by
Western Investment Hedged Partners L.P., or its affiliates  ("Western"),  in the voting  securities of  Tri-Continental  Corporation  ("TY"),  including  without limitation,  relating to the formation of a Group (as defined below) between the undersigned  and Western,  all filings on Schedule 13D (as defined  below),  all filings on Forms 3, 4 and 5 (as defined below),  any  solicitation of proxies in support of the  election of  directors  of TY or other  proposal,  and all other matters related,  directly or indirectly, to TY (together, the "TY Investment").
Such action shall include, but not be limited to:

         1.  executing  for and on behalf of the  undersigned  all Schedules 13D
("Schedule  13D")  required to be filed under  Section  13(d) of the  Securities
Exchange Act of 1934 (the "Exchange Act") and the rules thereunder in connection with the TY Investment;

         2. executing for and on behalf of the  undersigned all Forms 3, 4 and 5
("Forms 3, 4 and 5") required to be filed under Section 16(a) of the  Securities
Exchange  Act of  1934  and the  rules  thereunder  in  connection  with  the TY
Investment;

         3. executing for and on behalf of the  undersigned all Joint Filing and
Solicitation  Agreements or similar documents  pursuant to which the undersigned shall  agree  to be a  member  of a  group,  as  contemplated  by Rule  13d-1(k)
promulgated  under the  Exchange  Act (a  "Group"),  in  connection  with the TY
Investment;

         4.  performing  any and all acts for and on behalf  of the  undersigned that may be necessary  or  desirable to complete and execute any such  document, complete and execute any amendment or amendments  thereto,  and timely file such form with the United States  Securities  and Exchange  Commission  and any stock exchange or similar authority; and

         5. taking any other action of any type  whatsoever in  connection  with the TY  Investment  which in the  opinion  of such  attorney-in-fact,  may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such  attorney-in-fact on behalf of the undersigned  pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such  attorney-in-fact may approve in such attorney-in-fact's discretion.

         The undersigned hereby grants to such  attorney-in-fact  full power and authority  to do and perform any and every act and thing  whatsoever  requisite, necessary,  or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally  present,  with full power of substitution or revocation, hereby  ratifying  and  confirming  all  that  such  attorney-in-fact,  or  such attorney-in-fact's  substitute or substitutes,  shall lawfully do or cause to be done by virtue of this  Power of  Attorney  and the  rights  and  powers  herein granted. The undersigned  acknowledges that the foregoing  attorney-in-fact,  in serving in such capacity at the request of the undersigned,  is not assuming any of the undersigned's  responsibilities to comply with Section 13(d),  Section 16 or Section 14 of the Exchange Act.

----------------------                                    ----------------------
CUSIP No. 895436103                   13D                    Page 70 of 72 Pages
----------------------                                    ----------------------

         This Power of Attorney  shall remain in full force and effect until May
8, 2007 unless earlier revoked by the undersigned in a signed writing  delivered to the foregoing attorney-in-fact.

         IN WITNESS  WHEREOF,  the undersigned has caused this Power of Attorney to be executed as of this 9th day of May, 2006.

                                                      /s/ Elyse Nakajima
                                                      --------------------------
                                                      Elyse Nakajima

----------------------                                    ----------------------
CUSIP No. 895436103                   13D                    Page 71 of 72 Pages
----------------------                                    ----------------------

                                                                       Exhibit 4

                                POWER OF ATTORNEY

         Know all by these presents, that the undersigned hereby constitutes and appoints  ARTHUR D. LIPSON signing  singly,  the  undersigned's  true and lawful attorney-in-fact to take any and all action in connection with the investment by
Western Investment Hedged Partners L.P., or its affiliates  ("Western"),  in the voting  securities of  Tri-Continental  Corporation  ("TY"),  including  without limitation,  relating to the formation of a Group (as defined below) between the undersigned  and Western,  all filings on Schedule 13D (as defined  below),  all filings on Forms 3, 4 and 5 (as defined below),  any  solicitation of proxies in support of the election of directors of TY or other  proposal(s),  and all other matters related,  directly or indirectly, to TY (together, the "TY Investment").
Such action shall include, but not be limited to:

         1.  executing  for and on behalf of the  undersigned  all Schedules 13D
("Schedule  13D")  required to be filed under  Section  13(d) of the  Securities
Exchange Act of 1934 (the "Exchange Act") and the rules thereunder in connection with the TY Investment;

         2. executing for and on behalf of the  undersigned all Forms 3, 4 and 5
("Forms 3, 4 and 5") required to be filed under Section 16(a) of the  Securities
Exchange  Act of  1934  and the  rules  thereunder  in  connection  with  the TY
Investment;

         3. executing for and on behalf of the  undersigned all Joint Filing and
Solicitation  Agreements or similar documents  pursuant to which the undersigned shall  agree  to be a  member  of a  group,  as  contemplated  by Rule  13d-1(k)
promulgated  under the  Exchange  Act (a  "Group"),  in  connection  with the TY
Investment;

         4.  performing  any and all acts for and on behalf  of the  undersigned that may be necessary  or  desirable to complete and execute any such  document, complete and execute any amendment or amendments  thereto,  and timely file such form with the United States  Securities  and Exchange  Commission  and any stock exchange or similar authority; and

         5. taking any other action of any type  whatsoever in  connection  with the TY  Investment  which in the  opinion  of such  attorney-in-fact,  may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such  attorney-in-fact on behalf of the undersigned  pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such  attorney-in-fact may approve in such attorney-in-fact's discretion.

         The undersigned hereby grants to such  attorney-in-fact  full power and authority  to do and perform any and every act and thing  whatsoever  requisite, necessary,  or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally  present,  with full power of substitution or revocation, hereby  ratifying  and  confirming  all  that  such  attorney-in-fact,  or  such attorney-in-fact's  substitute or substitutes,  shall lawfully do or cause to be done by virtue of this  Power of  Attorney  and the  rights  and  powers  herein granted. The undersigned  acknowledges that the foregoing  attorney-in-fact,  in serving in such capacity at the request of the undersigned,  is not assuming any of the undersigned's  responsibilities to comply with Section 13(d),  Section 16 or Section 14 of the Exchange Act.

----------------------                                    ----------------------
CUSIP No. 895436103                   13D                    Page 72 of 72 Pages
----------------------                                    ----------------------

         This Power of Attorney shall remain in full force and effect until July
2, 2007 unless earlier revoked by the undersigned in a signed writing  delivered to the foregoing attorney-in-fact.

         IN WITNESS  WHEREOF,  the undersigned has caused this Power of Attorney to be executed as of this 3rd day of July, 2006.

                                                      /s/ David B. Ford
                                                      --------------------------
                                                      David B. Ford